Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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In re	:	Chapter 11
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PANOLAM HOLDINGS CO., et al.,(1)	:	Case No. 09-13889 (MFW)
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Debtors.	:	Jointly Administered
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FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
(I) APPROVING THE DEBTORS’ (A) DISCLOSURE STATEMENT PURSUANT
TO SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, (B) SOLICITATION
OF VOTES AND VOTING PROCEDURES, AND (C) FORMS OF BALLOTS, AND
(II) CONFIRMING THE DEBTORS’ JOINT PREPACKAGED PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Panolam Holdings Co. (“Panolam Holdings”) and its affiliated debtors in the above-referenced chapter 11 cases, as debtors and debtors in possession (collectively, the “Debtors”), having jointly proposed and filed with the United States Bankruptcy Court for the District of Delaware (the “Court”) (A) the Joint Prepackaged Plan of Reorganization of Panolam Holdings Co., et al., dated as of November 4, 2009 (the “Prepackaged Plan”) (D.I. 4), annexed hereto as Exhibit “A”, and that certain supplement to the Prepackaged Plan, dated and filed with the Court on November 30, 2009 (as the documents contained therein have been or may be further amended or supplemented, the “Plan Supplement”) (D.I. 97) and (B) (i) the Disclosure Statement Relating to the Joint Prepackaged Plan of Reorganization of Panolam Holdings Co., et al., Under Chapter 11 of the Bankruptcy Code, dated September 30, 2009 (the

(1) The Debtors in these chapter 11 cases, along with the last four (4) digits of each Debtor’s federal tax identification number, are: Panolam Holdings Co. (7793), Panolam Holdings II Co. (3549), Panolam Industries International, Inc. (4043), Panolam Industries, Inc. (4858), Pioneer Plastics Corporation (9837), Nevamar Holding Corp. (1225), Nevamar Holdco, LLC (5742), and Nevamar Company, LLC (9482).  Panolam Holdings is the direct or indirect parent of each of its affiliated Debtors and a non-debtor international affiliate located in Canada and its, and the other Debtors’, principal executive offices are located at 20 Progress Drive, Shelton, Connecticut 06484.

“Disclosure Statement”) (D.I. 5), and (ii) appropriate ballots for voting on the Prepackaged Plan, in the forms attached as Exhibits “2” through “6” to the Affidavit of Service and Vote Certification of Financial Balloting Group LLC (the “Pullo Affidavit”), sworn to by Christina Pullo of Financing Balloting Group LLC (“FBG”) and filed with the Court on November 4, 2009 (the “Voting Certification”) (D.I. 6) having been duly transmitted to holders of Claims(2) in compliance with the procedures (the “Solicitation Procedures”) set forth in the Voting Certification; and the Court having entered an order (I) Scheduling a Combined Hearing to Consider (A) Approval of the Disclosure Statement, (B) Approval of Solicitation Procedures and Form of Ballots, and (C) Confirmation of the Prepackaged Plan; (II) Establishing a Deadline to Object to the Disclosure Statement and the Prepackaged Plan; (III) Approving the Form and Manner of Notice Thereof; and (IV) Granting Related Relief (the “Scheduling Order”) (D.I. 43), which, among other things, scheduled the hearing to approve the Disclosure Statement for December 10, 2009 (the “Disclosure Statement Hearing”), to be immediately followed by a hearing to consider confirmation of the Prepackaged Plan (the “Confirmation Hearing,” and together with the Disclosure Statement Hearing, the “December 10 Hearings”); and due notice of the December 10 Hearings having been given to holders of Claims against the Debtors and other parties in interest in compliance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Scheduling Order, and the Solicitation Procedures, as established by the affidavits of service, mailing, and/or publication filed with the Court, including (1) the Affidavit of Service of Sidney Garabato of Epiq Bankruptcy Solutions, LLC regarding the Summary of Prepackaged Plan of Reorganization and Notice of (I) Hearing to Consider (a) Debtors’ Compliance with Disclosure Requirements and (b) Confirmation of Plan

(2) Capitalized terms used but not otherwise defined shall have the meanings ascribed to them in the Prepackaged Plan.

of Reorganization, and (II) Commencement of Chapter 11 Cases dated November 3, 2009 (D.I. 63), and (2) the Affidavit of Erin Ostenson regarding publication in The Wall Street Journal of the Notice of Commencement of Cases Under Chapter 11 of the Bankruptcy Code and Summary of Prepackaged Plan of Reorganization and Notice of (i) Hearing to Consider (a) Debtors’ Compliance with Disclosure Requirements and (b) Confirmation of Plan of Reorganization, dated November 13, 2009 (D.I. 100) (the “Notice Affidavits”), and such notice being sufficient under the circumstances and no further notice being required; and due notice of the Plan Supplement having been given to holders of Claims against the Debtors and other parties in interest in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures, as established by the Affidavit of Service of Christopher Simco of Epiq Bankruptcy Solutions, LLC regarding the Plan Supplement for Joint Prepackaged Plan of Reorganization of Panolam Holdings Co., et al. (D.I. 98); and such filing and notice thereof being sufficient under the circumstances and no further notice being required; and based upon and after full consideration of the entire record of the December 10 Hearings, including (A) the Disclosure Statement, the Prepackaged Plan (including the Plan Supplement), the Voting Certification, (B) the Debtors’ memorandum of law, dated December 8, 2009, in support of confirmation of the Prepackaged Plan, (C) the Declaration of Vincent Miceli in Support of Confirmation of the Prepackaged Plan, dated December 8, 2009 (the “Miceli Declaration”) (D.I. [      ]), (D) the Declaration of Adam Verost in Support of Confirmation the Debtors’ Prepackaged Plan, dated December 8, 2009 (the “Verost Declaration” (D.I. [      ]), and, together with the Miceli Declaration, the “Supporting Declarations”); and no objections having been filed to the approval of the Disclosure Statement; and the Court being familiar with the Disclosure Statement and the Prepackaged Plan and other relevant factors affecting the Debtors’

chapter 11 cases; and the Court being familiar with, and having taken judicial notice of, the entire record of the Debtors’ chapter 11 cases; and upon the arguments of counsel and the evidence proffered and adduced at the December 10 Hearings; and the Court having found and determined that the Disclosure Statement should be approved and the Prepackaged Plan should be confirmed as reflected by the Court’s rulings made herein and at the December 10 Hearings; and after due deliberation and sufficient cause appearing therefore; the Court hereby FINDS, DETERMINES, AND CONCLUDES that:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.            Findings and Conclusions.  The findings and conclusions set forth herein and in the record of the December 10 Hearings constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.            Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)).  The Court has jurisdiction over the Debtors’ chapter 11 cases pursuant to 28 U.S.C. § 1334.  Approval of the Disclosure Statement and confirmation of the Prepackaged Plan are core proceedings pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order with respect thereto.  The Debtors are eligible debtors under section 109 of the Bankruptcy Code.  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.  The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

C.            Chapter 11 Petitions.  On November 4, 2009 (the “Petition Date”), each Debtor commenced with this Court a voluntary case under chapter 11 of the Bankruptcy Code

(the “Reorganization Cases”).  The Debtors are authorized to continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed pursuant to section 1104 of the Bankruptcy Code.  No statutory committee of unsecured creditors has been appointed pursuant to section 1102 of the Bankruptcy Code.  Further, in accordance with an order of this Court, the Debtors’ cases are being jointly administered pursuant to Bankruptcy Rule 1015(b).

D.            Judicial Notice.  The Court takes judicial notice of the docket of the Reorganization Cases maintained by the Clerk of the Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Court during the pendency of the Reorganization Cases.

E.             Burden of Proof.  The Debtors have the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.  Each Debtor has met such burden.

F.             Adequacy of Disclosure Statement.  The Disclosure Statement (a) contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy law, including the Securities Act of 1933, as amended (the “Securities Act”), (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Prepackaged Plan, and the transactions contemplated therein, and (c) is approved in all respects.

G.            Solicitation.  Prior to the Petition Date, the Prepackaged Plan, the Disclosure Statement, and the Ballots, and, subsequent to the Petition Date, notice of the December 10 Hearings were transmitted and served in compliance with the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, and the Scheduling Order.  The forms of the Ballots adequately addressed the particular needs of these Reorganization Cases and were appropriate for holders of Class 2A (Senior Lender Credit Agreement Revolver Claims), Class 2B (Senior Lender Credit Agreement Term Claims), Class 3 (Noteholder Credit Agreement Claims), Class 5 (Senior Subordinated Notes Claims), and Class 10 (Equity Interests in Holdings) (collectively, the “Accepting Classes”) — the Classes of Claims and Equity Interests entitled under the Prepackaged Plan to vote to accept or reject the Prepackaged Plan.  The period during which the Debtors solicited acceptances to the Prepackaged Plan was a reasonable period of time for holders to make an informed decision to accept or reject the Prepackaged Plan.  The Debtors were not required to solicit votes from the holders of Class 1 (Priority Non-Tax Claims), Class 4 (Other Secured Claims), Class 6 (General Unsecured Claims), Class 8 (Intercompany Claims) and Class 9 (Equity Interests in Holdings II, Panolam and Panolam Subsidiary Debtors) (collectively, the “Deemed Accepting Classes”), as each such class is unimpaired under the Prepackaged Plan.  The Debtors also were not required to solicit votes from the holders of Class 7 (Debtor 510(b) Claims) (the “Deemed Rejecting Class”), as such Class receives no recovery under the Prepackaged Plan and is deemed to reject the Prepackaged Plan.  As described in and as evidenced by the Voting Certification and the Notice Affidavits, the transmittal and service of the Prepackaged Plan, the Disclosure Statement, the Ballots, the notice of the December 10 Hearings, and publication of such notice of the December 10 Hearings (all of the foregoing, the “Solicitation”) was timely, adequate and sufficient under the circumstances.  The Solicitation of votes on the Prepackaged Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Reorganization Cases, was conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and any other applicable rules, laws and regulations.  The Debtors, the Administrative Agent, the holders of Senior Lender Credit Agreement Claims, the Ad Hoc Noteholder Group, the Indenture Trustee, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents and their respective attorneys, financial advisors, investment bankers, accountants, and other professionals retained by such persons, the Reorganized Debtors, and any and all affiliates, members, managers, shareholders, partners, employees, attorneys and advisors of the foregoing are entitled to the protection of section 1125(e) of the Bankruptcy Code.

H.            Voting.  As evidenced by the Voting Certification, votes to accept or reject the Prepackaged Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”) and applicable nonbankruptcy law.

I.              Notice.  As is evidenced by the Voting Certification and the Notice Affidavits, the transmittal and service of the Prepackaged Plan, the Disclosure Statement, and Ballots were adequate and sufficient under the circumstances, and all parties required to be given notice of the December 10 Hearings (including the deadline for filing and serving objections to confirmation of the Prepackaged Plan) have been given due, proper, timely, and adequate notice in accordance with the Scheduling Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules and applicable nonbankruptcy law and such parties have had an opportunity to appear and be heard with respect thereto.  No other or further notice is required.

J.             Plan Supplement.  On November 30, 2009, the Debtors filed the Plan Supplement, which included the Plan Documents.

Compliance with the Requirements of Section 1129 of the Bankruptcy Code

K.            Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code and, as required by Bankruptcy Rule 3016, the Prepackaged Plan is dated and identifies the Debtors as proponents, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

(a)           Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  In addition to Administrative Expense Claims, Professional Compensation and Reimbursement Claims, and Priority Tax Claims, which need not be classified, Sections 3 and 4 of the Prepackaged Plan classify eleven (11) Classes of Claims and Equity Interests for the Debtors.  The Claims and Equity Interests placed in each Class are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Equity Interests created under the Prepackaged Plan, and such Classes do not unfairly discriminate between holders of Claims and Equity Interests.  The Debtors’ classification has a rational basis because it is based on the respective legal rights of each holder of a Claim against or Equity Interest in the Debtors’ estates and was not proposed to create a consenting impaired class, and thereby, manipulate class voting.  The Prepackaged Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(b)           Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Sections 3 and 4 of the Prepackaged Plan specify that the Deemed Accepting Classes are unimpaired under the

Prepackaged Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

(c)           Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Sections 3 and 4 of the Prepackaged Plan designate the applicable Accepting Classes and the Deemed Rejecting Class as impaired within the meaning of section 1124 of the Bankruptcy Code and specify the treatment of the Claims and Equity Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

(d)           No Discrimination (11 U.S.C. § 1123(a)(4)).  The Prepackaged Plan provides for the same treatment by the Debtors for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Equity Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

(e)           Implementation of the Prepackaged Plan (11 U.S.C. § 1123(a)(5)).  The Prepackaged Plan, the various documents and agreements set forth in the Plan Supplement, and the related documentation necessary to consummate the transactions contemplated by the Prepackaged Plan provide adequate and proper means for the implementation of the Prepackaged Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, including, without limitation, (i) the substantive consolidation of the Debtors for voting and distribution purposes only, (ii) all corporate action as set forth more fully in Section 5.2 of the Prepackaged Plan, including the adoption and filing with the Secretary of State of the State of Delaware of the Restated Certificate of Incorporation and, as applicable, amendments to the certificates of incorporation or organization documents of the other Reorganized Debtors and the adoption of restated by-laws of each of the other Reorganized Debtors, (iii) the issuance of the New Capital

Stock and the New Warrants, (iv) the cancellation of existing securities and agreements and the surrender of existing securities, (v) entry into, or assumption of, employment agreements with existing management, (vi) adoption of the Management Incentive Plan and the Emergence Bonus Plan, (vii) entry into the Amended and Restated Credit Agreement, the New Second Lien Credit Agreement, the Amended and Restated Security Agreement, that certain second lien security agreement to be dated as of the Effective Date, by and among the Reorganized Debtors and the agent under the New Second Lien Credit Agreement, and all other agreements, documents, securities, and instruments related to the foregoing, and (viii) the merger, dissolution, or consolidation of Panolam Holdings II in compliance with Section 5.5 of the Prepackaged Plan and section 1123(a)(5)(C) of the Bankruptcy Code.

(f)            Non-Voting Equity Securities / Allocation of Voting Power (11 U.S.C. § 1123(a)(6)).  The Restated Certificate of Incorporation of Holdings prohibits the issuance of non-voting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code, and authorizes the issuance of one (1) class of common stock (the New Capital Stock) and the New Warrants.  Pursuant to the Prepackaged Plan, only the New Capital Stock and the New Warrants are being issued.  The issuance of the New Capital Stock and New Warrants complies with section 1123(a)(6) of the Bankruptcy Code.  On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificate of Incorporation, the certificates of incorporation of the Debtors that are corporations and the organization documents for the Debtors that are limited liability companies, shall also be amended (and as to the corporate debtors filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, a provision prohibiting the issuance of non-voting equity securities.

On the Effective Date, the boards of directors of each Reorganized Debtor shall be deemed to have adopted the restated bylaws for such Reorganized Debtor.

(g)           Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)).  The Plan Supplement and Sections 5.2(c) and (d) of the Prepackaged Plan contain provisions with respect to the manner of selection of directors and officers of the Reorganized Debtors that are consistent with the interests of creditors, equity security holders, and public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

(h)           Impairment/Unimpairment of Classes of Claims and Equity Interests (11 U.S.C. § 1123(b)(1)).  Pursuant to Section 3 of the Prepackaged Plan, (a) the Deemed Accepting Classes, are unimpaired, as contemplated by section 1123(b)(1) of the Bankruptcy Code, and (b) the Accepting Classes and the Deemed Rejecting Class are impaired.

(i)            Assumption and Rejection (11 U.S.C. § 1123(b)(2)).  Section 8 of the Prepackaged Plan addresses the assumption and rejection of executory contracts and unexpired leases, and meets the requirements of section 365(b) of the Bankruptcy Code.  There have been no objections to the Debtors’ assumption of executory contracts and unexpired leases pursuant to Section 8 of the Prepackaged Plan.

(j)            Additional Plan Provisions (11 U.S.C. § 1123(b)(6)).  The provisions of the Prepackaged Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(k)           Cure of Defaults (11 U.S.C. § 1123(d)).  Section 8.2 of the Prepackaged Plan provides for the satisfaction of default claims associated with each executory contract and unexpired lease to be assumed pursuant to the Prepackaged Plan in accordance with section 365(b)(1) of the Bankruptcy Code.  All cure amounts will be determined in accordance with the underlying agreements and applicable bankruptcy and nonbankruptcy law.  Thus, the Prepackaged Plan complies with section 1123(d) of the Bankruptcy Code.

L.             The Debtors’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtors have complied with the applicable provisions of the Bankruptcy Code.  Specifically:

(a)           Each of the Debtors is an eligible debtor under section 109 of the Bankruptcy Code; and

(b)           The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court, and in transmitting the Prepackaged Plan, the Plan Supplement, the Disclosure Statement, the Ballots, and related documents and notices and in soliciting and tabulating the votes on the Prepackaged Plan, the Debtors have complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126(b), the Bankruptcy Rules, the Local Rules, applicable nonbankruptcy law, the Scheduling Order, and all other applicable law.

M.           Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors have proposed the Prepackaged Plan (including all documents necessary to effectuate the Prepackaged Plan) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  The Debtors’ good faith is evident from the facts and record of these Reorganization Cases, the Disclosure Statement, and the record of the December 10 Hearings and other proceedings held in these Reorganization Cases.  The Prepackaged Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ estates and to effectuate a successful reorganization of the Debtors.  The Prepackaged Plan (including all documents necessary to effectuate the Prepackaged Plan) was negotiated at arms’ length among representatives of the Debtors, the Ad Hoc Noteholder Group, the Administrative Agent, the holders of Senior Lender Credit Agreement Claims, and each of their respective professionals, and the Debtors, the Ad Hoc Noteholder Group and the Administrative Agent each support confirmation of the Prepackaged Plan.  Further, the Prepackaged Plan’s classification, indemnification, exculpation, release, and injunction provisions have been negotiated in good faith and at arms’ length, are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary for the Debtors’ successful reorganization.

N.            Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).

(a)           Any payment made or to be made by the Debtors for services or for costs and expenses of the Debtors’ professionals in connection with their Reorganization Cases, or in connection with the Prepackaged Plan and incident to the Reorganization Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

(b)           As part of the negotiated terms on which the Debtors, the Ad Hoc Noteholder Group and the Administrative Agent agreed to proceed with the consensual, pre-packaged restructuring reflected in the Prepackaged Plan (and as to the Administrative Agent only, as agreed pursuant to the Cash Collateral Order), the Debtors have agreed to pay the reasonable fees and expenses of certain professional advisors to such parties without any requirement to file any retention or fee applications.

O.            Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.  The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Debtors after confirmation of the Prepackaged Plan have been fully disclosed, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Equity Interests in the Debtors and with public policy.  As set forth in the Plan Supplement, on the Effective Date, the new board of directors of Holdings shall be initially comprised of five (5) members, each of whom is identified in the Plan Supplement.  Each such member will serve in accordance with the terms and subject to the conditions of the Restated Certificate of Incorporation, the Restated Bylaws, and other relevant organizational documents, each as applicable.  The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider’s compensation have also been disclosed, to the extent necessary.

P.             No Rate Changes (11 U.S.C. § 1129(a)(6)).  The Prepackaged Plan does not provide for rate changes by any of the Reorganized Debtors.  Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Reorganization Cases.

Q.            Best Interest of Creditors (11 U.S.C. § 1129(a)(7)).  The Prepackaged Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The liquidation analysis provided in the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an impaired Claim or Equity Interest either has accepted the Prepackaged Plan or will receive or retain under the Prepackaged Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

R.            Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  The Unimpaired Classes are Classes of unimpaired Claims that are conclusively presumed to have accepted the Prepackaged Plan in accordance with section 1126(f) of the Bankruptcy Code.  The Accepting Classes have voted to accept the Prepackaged Plan in accordance with sections 1126(b) and (c) of the Bankruptcy Code, without regard to the votes of  insiders of the Debtors.

S.             Treatment of Administrative Expense Claims, Priority Tax Claims, and Other Priority Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Allowed Administrative Expense Claims pursuant to Section 2.1 of the Prepackaged Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code.  The treatment of Priority Non-Tax Claims pursuant to Section 4.1 of the Prepackaged Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code.  The treatment of Priority Tax Claims pursuant to Section 2.3 of the Prepackaged Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.  Pursuant to the Prepackaged Plan, no holder of an Administrative Expense Claim, other than professionals retained by the Debtors’ estates, is required to file a proof of claim or request for payment of administrative expenses under section 503(b) of the Bankruptcy Code.  On and after the Effective Date, all valid Administrative Expense Claims, Priority Tax Claims, and Other Priority Claims shall be paid in the ordinary course of business of the Reorganized Debtors, subject to parties’ ability to dispute such Claims in accordance with Section 8 of the Prepackaged Plan and applicable non-bankruptcy law.

T.            Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)).  The Accepting Classes voted to accept the Prepackaged Plan by the requisite majorities, determined without including any acceptance of the Prepackaged Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

U.            Feasibility (11 U.S.C. § 1129(a)(11)).  The information in the Disclosure Statement, the Supporting Declarations, and the evidence proffered or adduced at the Confirmation Hearing (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that the Prepackaged Plan is feasible and that there is a reasonable prospect of the Reorganized Debtors being able to meet their financial obligations under the Prepackaged Plan and their business in the ordinary course and that confirmation of the Prepackaged Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

V.            Payment of Fees (11 U.S.C. § 1129(a)(12)).  All fees currently payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Code, have been or will be paid on or before the Effective Date pursuant to Section 12.1 of the Prepackaged Plan, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

W.           Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)).  Section 8.5 of the Prepackaged Plan provides that except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Prepackaged Plan.  The Prepackaged Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

X.            No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)), Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)), and No Applicable Nonbankruptcy Law Regarding

Transfers (11 U.S.C. § 1129(a)(16)).  The Debtors (i) are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation, (ii) are not individuals, and (iii) are each a moneyed, business, or commercial corporation.  Accordingly, sections 1129(a)(14), (15), and (16) of the Bankruptcy Code are inapplicable in these Reorganization Cases.

Y.            Only One Plan (11 U.S.C. § 1129(c)).  The Prepackaged Plan is the only plan filed in each of these cases, and accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in these Reorganization Cases.

Z.            Principal Purpose of the Prepackaged Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Prepackaged Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act and no governmental entity has objected to the confirmation of the Prepackaged Plan on any such grounds.  The Prepackaged Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

AA.        Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record before the Court in these Reorganization Cases, including evidence presented at the December 10 Hearings, the Debtors, the Ad Hoc Noteholder Group, the Administrative Agent, the holders of Senior Lender Credit Agreement Claims, the Indenture Trustee, and their respective successors, predecessors, control persons, members, officers, directors, employees and agents and their respective attorneys, financial advisors, investment bankers, accountants, and other professionals (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, the Local Rules and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with all their respective activities relating to the solicitation of acceptances to the Prepackaged Plan and their participation in the activities described in section 1125 of the Bankruptcy Code and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Prepackaged Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or the offer and issuance of the securities under the Prepackaged Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and, to the extent such parties are listed therein, the exculpation provisions set forth in Section 10.4 of the Prepackaged Plan.

BB.          Satisfaction of Confirmation Requirements.  Based upon the foregoing, the Prepackaged Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

CC.          Implementation/Negotiation in Good Faith.  All documents necessary to implement the Prepackaged Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents have been negotiated in good faith and at arms’ length and shall, upon completion of documentation and execution be valid, binding, and enforceable agreements and not be in conflict with any federal or state law.

DD.         Injunction, Exculpation, and Releases.  The Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the exculpation, injunctions and stays, injunction against interference with the Prepackaged Plan, and releases set forth in Sections 10.4, 10.5, 10.6 and 10.7 of the Prepackaged Plan, respectively.  Section 105(a) of the Bankruptcy Code permits issuance of the injunctions and approval of the unopposed releases set forth in Sections 10.4, 10.5, 10.6 and 10.7 of the Prepackaged Plan if, as has been established here based upon the record in the Reorganization Cases and the evidence presented at the December 10 Hearings, such provisions (i) were integral to the agreement among the various parties in interest, as reflected in the Restructuring Support Agreement, and are essential to the formulation and implementation of the Prepackaged Plan, as provided in section 1123 of the Bankruptcy Code, (ii) confer substantial benefits on the Debtors’ estates, (iii) are fair, equitable and reasonable, and (iv) are in the best interests of the Debtors, their estates, and parties in interest.  Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the releases, exculpation, and injunctions set forth in the Prepackaged Plan and implemented by this Order are fair, equitable, reasonable, and in the best interests of the Debtors, the Reorganized Debtors and their estates, creditors and equity holders.  The releases of non-Debtors under the Prepackaged Plan are fair to holders of Claims and are necessary to the proposed reorganization, thereby satisfying the requirements of In re Continental Airlines, Inc., 203 F.3d 203, 214 (3d Cir. 2000).  Such releases are given in exchange for and are supported by fair, sufficient, and adequate consideration provided by each and all of the parties providing such releases.  The record of the Confirmation Hearing and these Reorganization Cases is sufficient to support the releases, exculpation, and injunctions provided for in Sections 10.4, 10.5, 10.6 and 10.7 of the Prepackaged Plan.  Accordingly, based upon the record of these Reorganization Cases, the representations of the parties, and/or the evidence proffered, adduced, and/or presented at the Confirmation Hearing, this Court finds that the injunctions, exculpation, and releases set forth in Section 10 of the Prepackaged Plan are consistent with the Bankruptcy Code and applicable law.  The failure to implement the injunctions, exculpation and releases would seriously impair the Debtors’ ability to confirm the Prepackaged Plan.

EE.          Settlement.  Except as otherwise provided in the Prepackaged Plan and this Order, the Prepackaged Plan represents a settlement between and among the Debtors and their creditors and equity holders of all Claims and litigation against the Debtors, pending or threatened, that were or could have been commenced against the Debtors prior to the date of entry of this Order (other than the Reorganized Debtors’ ability to prosecute objections to Claims and other retained causes of action to the extent preserved under the Prepackaged Plan).

FF.          Good Faith.  The Debtors and the Prepetition Senior Lenders (as defined in the Final Order Authorizing the Debtors to Use Cash Collateral, Grant Adequate Protection Pursuant to Bankruptcy Code Sections 105, 361, 363 and 507 And Scheduling a Final Hearing (D.I.     ) (the “Cash Collateral Order”) are acting in good faith in consummating the Prepackaged Plan and the agreements, settlements, transactions, and transfers contemplated thereby and taking the actions authorized and directed by this Order.

GG.          Exit Financing.  Upon diligent inquiry, the Debtors have determined that the Amended and Restated Credit Agreement and the New Second Lien Credit Agreement (collectively, the “Exit Financing”) are the best financing alternatives available to the Debtors.  The Exit Financing has been negotiated in good faith and at arms’ length and each party thereto may rely upon the provisions of this Order in closing the Exit Financing.  The availability of Exit Financing is necessary to the consummation of the Prepackaged Plan and the operation of the Reorganized Debtors, and constitutes reasonably equivalent value and fair consideration.  The material documentation for the Exit Financing is set forth in the Plan Supplement, and the terms of the Exit Financing reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and are in the best interests of the Debtors’ estates and their creditors.

HH.         Valuation.  Pursuant to the valuation analysis set forth in the Disclosure Statement, the enterprise value of the Debtors is insufficient to support a distribution to holders of Equity Interests in Holdings under absolute priority principles.

II.            Retention of Jurisdiction.  The Court may properly, and upon the Effective Date shall, retain exclusive jurisdiction over all matters arising out of, and related to, the Reorganization Cases.

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.             Findings of Fact and Conclusions of Law.  The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014.  To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.             Notice of the December 10 Hearings.  Notice of the December 10 Hearings complied with the terms of the Scheduling Order, was appropriate and satisfactory based upon the circumstances of the Reorganization Cases, and complied with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

3.             Solicitation.  The solicitation of votes on the Prepackaged Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Reorganization Cases, and complied with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and applicable nonbankruptcy law.

4.             Ballots.  The forms of Ballots annexed to the Voting Certification are in compliance with Bankruptcy Rule 3018(c), conform to Official Form Number 14, and are approved in all respects.

5.             The Disclosure Statement.  The Disclosure Statement (i) contains adequate information of a kind generally consistent with the disclosure requirements of applicable nonbankruptcy law, including the Securities Act, (ii) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Prepackaged Plan, and the transactions contemplated therein, and (iii) is approved in all respects.  To the extent that the Debtors’ solicitation of acceptances of the Plan is deemed to constitute an offer of new securities, the Debtors are exempt from the registration requirements of the Securities Act (and of any equivalent state securities or “blue sky” laws) with respect to such solicitation under section 4(2) of the Securities Act and Regulation D promulgated thereunder.  Section 4(2) exempts from registration under the Securities Act all “transactions by an issuer not involving any public offering.”  15 U.S.C. § 77d(2).  The Debtors have complied with the requirements of section 4(2) of the Securities Act, as the prepetition solicitation of acceptances would constitute a private placement of securities.

6.             Confirmation of the Prepackaged Plan.  The Prepackaged Plan and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code.  The documents contained in the Plan Supplement and all related documents are authorized and approved.  The terms of the Prepackaged Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Order.

7.             Objections.  All Objections, responses to, and statements and comments, if any, in opposition to, the Prepackaged Plan and/or the Disclosure Statement, respectively, shall be, and hereby are, overruled in their entirety for the reasons stated on the record.

8.             No Action.  Pursuant to the appropriate provisions of the General Corporation Law of the State of Delaware and section 1142(b) of the Bankruptcy Code, no action of the respective directors or stockholders of the Debtors shall be required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Prepackaged Plan and any contract, instrument, or other document to be executed, delivered, adopted or amended in connection with the implementation of the Prepackaged Plan, including any documentation executed in connection with the Debtors’ Exit Financing, the Plan Documents, the new management employment contracts, and the Shareholders Agreement.

9.             Binding Effect.  On or after entry of this Order and subject to the occurrence of the Effective Date, the provisions of the Prepackaged Plan shall bind the Debtors, the Reorganized Debtors, all holders of Claims and Equity Interests of the Debtors (irrespective of whether such Claims or Equity Interests are impaired under the Prepackaged Plan or whether the holders of such Claims or Equity Interests accepted or are deemed to have accepted the Prepackaged Plan), any and all non-Debtor parties to executory contracts and unexpired leases with any of the Debtors, any other party in interest in the Reorganization Cases, and the respective heirs, executors, administrators, successors, or assigns, if any, of any of the foregoing.

10.           Free and Clear.  Except as otherwise provided in the Prepackaged Plan or in this Order, from and after the Effective Date, the Reorganized Debtors shall be vested with all property of the Debtors’ estates, free and clear of all Claims, liens, encumbrances, charges and other interests of creditors and equity security holders of the Debtors.  From and after the Effective Date, the Reorganized Debtors may operate each of their businesses and use, acquire or dispose of assets free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Court, or the United States Trustee (except for quarterly operating reports and fees associated therewith).  Notwithstanding the foregoing and consistent with paragraph 24 herein, (i) the security interests of the Administrative Agent securing the Senior Lender Credit Agreement Claims shall remain perfected, valid, and enforceable first priority security interests of Administrative Agent (for itself and on behalf of the holders of Senior Lender Credit Agreement Claims) securing the obligations of the Debtors under and in respect of the Credit Agreement, and (ii) from and after the Effective Date, the security interests of Administrative Agent securing the obligations of Reorganized Debtors under and in respect of the Amended and Restated Credit Agreement shall be perfected, valid, and enforceable first priority security interests of Administrative Agent (for itself and on behalf of the lenders under the Amended and Restated Credit Agreement).

11.           Substantive Consolidation.  Pursuant to Section 5.1 of the Prepackaged Plan, the Prepackaged Plan is premised upon the substantive consolidation of the Debtors for voting and distribution purposes only.  Accordingly, on the Effective Date, all of the Debtors and their estates shall, for purposes of the Prepackaged Plan only, be deemed merged and (i) all assets and liabilities of the Debtors shall be treated for purposes of the Prepackaged Plan only as though they were merged, (ii) all guarantees of and the Debtors of payment, performance, or collection of obligations of any other of the Debtors shall be eliminated and cancelled, (iii) all joint obligations of two or more of the Debtors and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against and the Debtors, and

(iv) any Claim filed in the Reorganization Cases of any of the Debtors shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date.  Such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Prepackaged Plan) affect (x) the legal and corporate structures of the Debtors (including the corporate ownership of the Debtors), or (y) any Intercompany Claim or Parent Company Intercompany Claim.

12.           Implementation of the Prepackaged Plan.  The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements, including those contained in the Plan Supplement, and take such other actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan, including all such actions delineated in Section 5.2, 5.3, 5.4 and 5.6 of the Prepackaged Plan.  On the Effective Date, the appropriate officers or representatives of the Reorganized Debtors and members of the boards of directors of the same are authorized and empowered to issue, execute, file, and deliver or record such documents, contracts, instruments, releases, and other agreements, including those contained in the Plan Supplement, the new management employment contracts, and the Shareholders Agreement, contemplated by the Prepackaged Plan, in the name of and on behalf of the Reorganized Debtors.  Pursuant to section 1142(b) of the Bankruptcy Code, all necessary parties, including the Debtors, the holders of Senior Lender Credit Agreement Claims, the Administrative Agent, the holders of Noteholder Credit Agreement Claims, the Second Lien Administrative Agent, Apollo, and Eaton Vance are hereby directed to execute and deliver all documents in the Plan Supplement, as required, to ensure that each Plan Supplement document is effective.

13.           Issuance of New Capital Stock, and New Warrants.  The Reorganized Debtors are authorized to issue the New Capital Stock and the New Warrants.  The New Capital Stock and the New Warrants shall be, upon execution and delivery, legal, valid, and binding obligations of the Reorganized Debtors and enforceable against the Reorganized Debtors in accordance with their terms.

14.           Merger of Panolam Holdings II.  Pursuant to section 5.5 of the Prepackaged Plan and in compliance with Section 1123(a)(5)(C) of the Bankruptcy Code, the Debtors are authorized to merge Panolam Holdings II into Panolam Holdings Co in the manner set forth in any and all effectuating documentation.

15.           Compliance with Section 1123(a)(6) of the Bankruptcy Code.  The Restated Certificate of Incorporation of Holdings, and the terms governing the issuance of the New Capital Stock and New Warrants, comply in all respects with section 1123(a)(6) of the Bankruptcy Code, and are hereby approved.  The adoption and filing by Holdings of the Restated Certificate of Incorporation is hereby authorized, ratified, and approved.  The Debtors have complied in all respects, to the extent necessary, with section 1123(a)(6) of the Bankruptcy Code.

16.           Execution and Delivery of Plan Documents.  Pursuant to Section 1142(b) of the Bankruptcy Code, each holder of an Allowed Credit Agreement Claim shall execute and deliver the Amended and Restated Credit Agreement, the New Second Lien Credit Agreement and all related agreements, instruments or other agreements related thereto, including the Plan Documents to which they are a party necessary for the consummation of the Prepackaged Plan.

17.           Exemption from Securities Law.  The issuance of the New Capital Stock, the New Warrants (and the New Capital Stock for which such New Warrants are exercisable),

and any other securities pursuant to the Prepackaged Plan and any subsequent sales, resales or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements, including section 5 of the Securities Act, to the fullest extent permitted by section 1145 of the Bankruptcy Code.

18.           Cancellation of Existing Securities and Agreements.  On the Effective Date, the 10¾% Indenture and the Equity Interests in Holdings and Holdings II, and any options or warrants to purchase Equity Interests of Holdings, Holdings II, Panolam or any of the Panolam Subsidiary Debtors, or obligating such Debtors to issue, transfer or sell Equity Interests or any other Capital Stock of such Debtors (the “Other Cancelled Interests”) shall be cancelled; provided, however, the 10¾% Indenture shall continue in effect solely for the purposes set forth in Section 6.9 of the Prepackaged Plan.  Upon completion of all such distributions, the 10¾% Indenture shall terminate completely.  From and after the Effective Date, the Indenture Trustee shall have no duties or obligations under the 10-3/4% Indenture, other than to make distributions.

19.           Surrender of Existing Securities.  On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of Senior Subordinated Notes Claims shall surrender its note(s) to the Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustee.  No distributions under the Prepackaged Plan shall be made for or on behalf of such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Indenture Trustee, or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustee harmless in respect of such note and any distributions made in respect thereof.  Upon compliance with Section 5.7 of the Prepackaged Plan by a holder of any note, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or satisfactorily explain its non-availability to the Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Prepackaged Plan.  All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Indenture Trustee and any such security shall be cancelled.  In the event that such note is held in the name of, or by a nominee of The Depository Trust Company, the Debtors shall seek the cooperation of The Depository Trust Company in facilitating distributions.

20.           Subordination.  Except as otherwise expressly provided in the Prepackaged Plan, this Order or a separate order of this Court, the classification and manner of satisfying all Claims and Equity Interests under the Prepackaged Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.  All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Prepackaged Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, the distributions under the Prepackaged Plan to the holders of Allowed Claims will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

21.           Agreements with Existing Management.  The Debtors are hereby authorized to, and shall on the Effective Date, enter into new employment agreements with Robert J. Muller, Jr., Jeffrey M. Muller, and Vincent Miceli.

22.           Management Incentive Plan.  The Debtors are hereby authorized, after the Effective Date, to establish the Management Incentive Plan.

23.           Emergence Bonus Plan.  The Debtors are hereby authorized, on the Effective Date, to adopt and make any payments approved under the Emergence Bonus Plan and any actions taken or to be taken that are necessary or appropriate in connection therewith by the Debtors, their officers, directors and shareholders are hereby authorized and approved.

24.           Cancellation of Liens.  Except as otherwise provided in the Prepackaged Plan (including without limitation the perfected, valid, and enforceable continuation of the first priority liens securing the Senior Lender Credit Agreement Claims) or this Order, upon the occurrence of the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases.

25.           Compromise of Controversies.  In consideration for the distributions and other benefits, including releases, provided under the Prepackaged Plan, the provisions of the Prepackaged Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Prepackaged Plan, and the entry of this Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019, subject to sections 10.9 and 10.10 of the Prepackaged Plan.

26.           Assumption or Rejection of Contracts and Leases.  Pursuant to Section 8.1 of the Prepackaged Plan, except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Prepackaged Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, pursuant to section 365 of the Bankruptcy Code, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms or by agreement of the Parties, (iii) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date or (iv) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Debtors as part of the Plan Supplement.  This Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

27.           Conditions to Effective Date.  The Prepackaged Plan shall not become effective unless and until the conditions set forth in Section 9.1 of the Prepackaged Plan have been satisfied or waived pursuant to Section 9.2 of the Prepackaged Plan.

28.           Professional Compensation.  Except as provided in Section 2.1 of the Prepackaged Plan, all entities seeking awards by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is forty-five (45) days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred (a “Final Fee Application”) and (b) be paid in full, in Cash, in such amounts as are Allowed by the Court in accordance with the order relating to or Allowing any such Administrative Expense Claim.  Notice of a hearing (the “Final Fee Hearing”) on the Final Fee Applications shall be provided in accordance with the Bankruptcy Rules and Local Rules.  The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

29.                                 Objections to Final Fee Applications.  All objections to any Final Fee Applications shall be filed with the Court, together with proof of service thereof, and served upon the applicant and the Notice Parties, so as to be received not later than 4:00 p.m. prevailing Eastern Time on the date that is five (5) Business Days prior to the Final Fee Hearing.

30.                                 Administrative Expenses.  Subject to the terms and conditions of any interim or final order of the Bankruptcy Court authorizing the use of cash collateral, administrative expenses incurred by the Debtors or the Reorganized Debtors after the Effective Date, including Claims for professionals’ fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

31.                                 Discharge.  As of the Effective Date, the confirmation of the Prepackaged Plan shall (i) pursuant to Section 10.3 of the Prepackaged Plan and except as otherwise provided in the Prepackaged Plan, discharge and release all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against their estates or properties or interests in property, and except as provided otherwise in the Prepackaged Plan, all persons or entities shall be precluded from asserting against the Debtors or the Reorganized Debtors or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date and (ii) pursuant to Section 5.7 of the Prepackaged Plan, cancel the 10¾% Indenture, and the Other Cancelled Interests shall be cancelled; provided, however, that the 10¾% Indenture, shall continue in effect for the purpose of allowing the holders of Senior Subordinated Notes Claims to receive their distributions hereunder and for the purposes set forth in Section 6.9 (d) of the Prepackaged Plan.

32.                                 Releases by the Debtors.  Except for the right to enforce the Prepackaged Plan, each Debtor shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganization Cases, or the Prepackaged Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Prepackaged Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

33.                                 Releases by Holders of Claims and Equity Interests.  Except for the right to enforce the Prepackaged Plan, each Person who votes to accept the Prepackaged Plan, or who, directly or indirectly, is entitled to receive a distribution under the Prepackaged Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganization Cases, or the Prepackaged Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Prepackaged Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

34.                                 Exculpation and Release Provisions.  All exculpation and release provisions embodied in the Prepackaged Plan, including but not limited to those contained in Sections 10.4 and 10.7 of the Prepackaged Plan, are (i) integral parts of the Prepackaged Plan, (ii) fair, equitable and reasonable, (iii) given for valuable consideration, and (iv) are in the best interest of the Debtors and all parties in interest, and such provisions are approved and shall be effective and binding on all persons and entities, to the extent provided herein.

35.                                 Releases by Parties to Restructuring Support Agreements.  The releases set forth in that certain Restructuring Support Agreement dated as of September 25, 2009, by and among the Debtors and the signatories thereto, as it may have been amended or restated, are hereby reaffirmed and approved in all respects, and shall be contractually binding on the parties thereto notwithstanding any other provision of this Order.

36.                                 Waiver of Avoidance Actions.  Effective as of the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or other applicable law that are property of the Debtors’ estates and/or which the Debtors could have prosecuted as debtors or debtors in possession against the Released Parties relating to distributions made on account of interest or other obligations under and relating to the Senior Subordinated Notes, as well as management fees, expense reimbursements or distributions on account of Equity Interests whether brought under the Bankruptcy Code or other applicable law.

37.                                 Term of Injunctions or Stays.  Pursuant to Section 10.5(a) of the Prepackaged Plan, this Order shall, except as otherwise expressly provided in the Prepackaged Plan, constitute an injunction from and after the Effective Date, permanently enjoining all Persons or entities who have held, hold or may hold Claims against or Equity Interests in any Debtor from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to Section 10.7 of the Prepackaged Plan.  Pursuant to Section 10.5(b) of the Prepackaged Plan, unless otherwise provided in the Prepackaged Plan, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date; provided, however, that notwithstanding any provision to the contrary in the Prepackaged Plan, this Order, or any implementing Plan Documents, nothing shall affect the rights of the United States to assert setoff and recoupment.

38.                                 Indemnification Obligations.  Pursuant to Section 8.4 of the Prepackaged Plan, any obligations of the Debtors pursuant to their certificates of incorporation and bylaws or organizational documents, as applicable, or any other agreements entered into by any Debtor at any time prior to the Effective Date, to indemnify current and former directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Petition Date, shall not be discharged or impaired by confirmation of the Prepackaged Plan.  Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Prepackaged Plan and shall continue as obligations of the Reorganized Debtors.  Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

39.                                 Payment of Statutory Fees.  On the Effective Date of the Prepackaged Plan, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.  Notwithstanding Section 5.1 of the Prepackaged Plan, the Debtors shall pay all of the foregoing fees on a per-Debtor basis.

40.                                 Payment of Indenture Trustee Fees, Administrative Agent’s Professionals’ Fees, and the Ad Hoc Noteholder Group’s Professionals’ Fees.

(a)                                  The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Prepackaged Plan or the implementation of any provisions of the Prepackaged Plan (including the reasonable fees, costs and expenses incurred by the Indenture Trustee’s professionals).

(b)                                 The Indenture Trustee Fee Claims shall be Allowed Administrative Expense Claims, and the Debtors shall pay such Indenture Trustee Fee Claims pursuant to the terms of Section 2.1 of the Prepackaged Plan.

(c)                                  The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the Administrative Agent’s Professionals’ and the Ad Hoc Noteholder Group’s Professionals incurred through the Effective Date pursuant to the terms of Section 2.1 of the Prepackaged Plan (and with respect to the Administrative Agent only, the terms of the Cash Collateral Order) and shall pay all reasonable fees, costs and expenses incurred after the Effective Date in connection with the distributions required pursuant to the Prepackaged Plan or the implementation of any provisions of the Prepackaged Plan.

41.                                 Intercompany Claims.  Notwithstanding anything to the contrary herein or in the Prepackaged Plan, on or after the Effective Date, any debts held by a Debtor against another Debtor will be adjusted, continued, or capitalized (but not paid in cash) to the extent reasonably determined appropriate by the Debtors taking into account the economic condition of the applicable Reorganized Debtor; provided, however, that the Intercompany Claims held by any foreign non-Debtor subsidiary of Panolam may be paid in full in cash.

42.                                 Compliance with Tax Requirements.  In connection with the Prepackaged Plan and all instruments issued in connection therewith and distributed thereunder, any party issuing any instruments or making any distribution under the Prepackaged Plan, including any party described in section 6.6 thereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Prepackaged Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Prepackaged Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instruments or making any distribution under the Prepackaged Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing party for payment of any such tax obligations.

43.                                 Exemption from Transfer Taxes.  Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer or exchange of notes or equity securities under the Prepackaged Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Prepackaged Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.  Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Prepackaged Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Prepackaged Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

44.                                 Environmental Claims.  For the avoidance of doubt, equitable remedies under environmental law are not discharged, released or impaired as Claims hereunder, and nothing in the Prepackaged Plan releases, discharges or nullifies any liability of any entity as the owner or operator of property after the Confirmation Date.  For the avoidance of doubt, nothing in the Prepackaged Plan discharges or releases any Debtor from any environmental claim, liability or cause of action or impairs the ability of any governmental entity to exert its police and regulatory authority over any Debtor, Reorganized Debtor or non-Debtor.

45.                                 Exit Financing.  In the event that the Exit Financing is consummated and this Order is thereafter reversed, revoked, modified or otherwise upset on appeal and the effect of such reversal, revocation, or modification is to compel the Debtors to return to chapter 11 (such event being a “Reversal”), then

(a)                                  Any credit extended under the Exit Financing facilities shall be deemed to have been extended in good faith (as that term is used in section 364(e) of the Bankruptcy Code).

(b)                                 In no event shall any fees paid in connection with the Exit Financing be subject to recovery from the parties to the Exit Financing documents.

(c)                                  The Exit Financing documents shall constitute legal, valid, binding and authorized obligations of the Debtors or the Reorganized Debtors, as applicable, enforceable in accordance with their terms, and shall create the security interests, liens and mortgages purported to be created thereby.  The agents under the Exit Financing (the “Exit Facility Agents”) shall be authorized to file or record at any time and from time to time such financing statements or other security documents naming the Exit Facility Agents as secured party for the benefit of the secured parties under the Exit Financing documents.

46.                                 Documents, Mortgages, and Instruments.  Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Prepackaged Plan and this Order.

47.                                 Reversal/Stay/Modification/Vacatur of Order.  Except as otherwise provided in this Order, if any or all of the provisions of this Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Court, or any other court of competent jurisdiction, such reversal, stay, modification or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken by the Debtors or the Reorganized Debtors, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur.  Notwithstanding any such reversal, stay, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Order and the Prepackaged Plan or any amendments or modifications thereto.

48.                                 Retention of Jurisdiction.  Notwithstanding the entry of this Order or the occurrence of the Effective Date, pursuant to sections 105 and 1142 of the Bankruptcy Code, this

Court, except as otherwise provided in the Prepackaged Plan or herein, shall retain exclusive jurisdiction over all matters arising out of, and related to, the Reorganization Cases to the fullest extent as is legally permissible, including, but not limited to, jurisdiction over the matters set forth in Section XI of the Prepackaged Plan.

49.                                 Modifications.  Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, are authorized and empowered to make any and all modifications to the Prepackaged Plan in accordance with Section 12.6 thereof, any and all documents included as part of the Plan Supplement, and any other document that is necessary to effectuate the Prepackaged Plan that do not materially modify the terms of such documents and are consistent with the Prepackaged Plan.

50.                                 Provisions of Prepackaged Plan and Order Nonseverable and Mutually Dependent.  The provisions of the Prepackaged Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

51.                                 Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit to the Prepackaged Plan or Plan Supplement (including the Exit Financing documents) provides otherwise (in which case the governing law specified therein shall be applicable to such Exhibit), the rights, duties and obligations arising under the Prepackaged Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.

52.                                 Applicable Nonbankruptcy Law.  Pursuant to section 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order, the Prepackaged Plan and related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

53.                                 Waiver of Filings.  Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court or the Office of the U.S. Trustee (except for monthly operating reports or any other post-confirmation reporting obligation to the U.S. Trustee), is hereby waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

54.                                 Governmental Approvals Not Required.  This Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Prepackaged Plan and Disclosure Statement, any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Prepackaged Plan and the Disclosure Statement.

55.                                 Notice of Order.  In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Effective Date, the Debtors shall serve notice of the entry of this Order, substantially in the form annexed hereto as Exhibit “B,” to all parties who hold a Claim or Equity Interest in these cases, including the U.S. Trustee and shall publish such notice once in The Wall Street Journal.  Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of entry of this Order.

56.                                 Substantial Consummation.  On the Effective Date, the Prepackaged Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

57.                                 Waiver of Stay.  The stay of this Order provided by any Bankruptcy Rule (including Bankruptcy Rule 3020(e)), whether for fourteen (14) days or otherwise, is hereby waived, and this Order shall be effective and enforceable immediately upon its entry by the Court.

58.                                 Inconsistency.  To the extent of any inconsistency between this Order and the Prepackaged Plan, this Order shall govern.

59.                                 No Waiver.  The failure to specifically include any particular provision of the Prepackaged Plan in this Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Court that the Prepackaged Plan is confirmed in its entirety and incorporated herein by this reference.

Dated:	December 10, 2009
Wilmington, Delaware
/s/ Mary F. Walrath
HONORABLE MARY F. WALRATH
UNITED STATES BANKRUPTCY JUDGE

Exhibit A

The Prepackaged Plan

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

------------------------------------------------------------------------	x
:
In re	:	Chapter 11
:
Panolam Holdings Co., et al.,	:	Case No. 09- ( )
:
	:	(Jointly Administered)
Debtors.	:
:
------------------------------------------------------------------------	x

DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF PANOLAM HOLDINGS CO.,

PANOLAM HOLDINGS II CO., PANOLAM INDUSTRIES INTERNATIONAL, INC.,

PANOLAM INDUSTRIES, INC., PIONEER PLASTICS CORPORATION, NEVAMAR

HOLDINGS CORP., NEVAMAR HOLDCO, LLC, AND NEVAMAR COMPANY, LLC

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
Telephone:  (212) 310-8000
Facsimile:  (212) 310-8007

- and -

RICHARDS, LAYTON & FINGER, P.A.

Attorneys for Debtors and

Debtors in Possession

One Rodney Square

P.O. Box 551

Wilmington, Delaware 19899

Telephone:  (302) 651-7700

Facsimile:  (302) 651-7701

Dated:  November 4, 2009

i

(continued)

(continued)

(continued)

		Page

12.9	Severability	35

12.10	Schedules and Exhibits Incorporated	35

12.11	Solicitation of the Plan	35

12.12	Governing Law	35

12.13	Compliance with Tax Requirements	36

12.14	Conflict between Plan and, Disclosure Statement, Plan Documents, Plan Term Sheet and Restructuring Support Agreement	36

12.15	Notices	36

	Exhibits

Plan Term Sheet		Exhibit “A”

New Intercreditor Agreement Term Sheet		Exhibit “B”

Restructuring Support Agreement		Exhibit “C”

Amended and Restated Term Notes Distribution Analysis		Exhibit “D”

Panolam Holdings Co., Panolam Holdings II Co., Panolam Industries International, Inc., Panolam Industries, Inc., Pioneer Plastics Corporation, Nevamar Holdings Corp., Nevamar Holdco, LLC, and Nevamar Company, LLC (collectively, the “Debtors”) propose the following joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of title 11 of the United States Code (the “Bankruptcy Code”):

SECTION 1.         DEFINITIONS AND INTERPRETATION

A.            Definitions.

The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1.          10-3/4% Indenture means that certain indenture, dated as of September 30, 2005, between Panolam, the guarantors party thereto and the Indenture Trustee, pursuant to which the Senior Subordinated Notes were issued, as amended from time to time.

1.2.          Ad Hoc Noteholder Group means Apollo and Eaton Vance.

1.3.          Ad Hoc Noteholder Group’s Professionals means Akin Gump Strauss Hauer & Feld LLP, Ashby & Geddes, and Blackstone Advisory Services L.P.

1.4.          Administrative Agent  means Credit Suisse, Cayman Islands Branch, as administrative and collateral agent under the Credit Agreement.

1.5.          Administrative Agent’s Professionals means Sidley Austin LLP, Young Conaway Stargatt & Taylor, LLP, and Conway, Del Genio, Gries & Co., LLC.

1.6.          Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases Allowed under and in accordance with, as applicable, sections 330, 364(c)(1), 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates or operating the Debtors’ businesses, (b) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, (c) any compensation for professional services rendered and reimbursement of expenses incurred by a professional retained by order of the Bankruptcy Court or otherwise allowed pursuant to section 503(b) of the Bankruptcy Code, (d) the Indenture Trustee Fee Claims, (e) all reasonable fees and expenses incurred by the Ad Hoc Noteholder Group’s Professionals, pursuant to the terms of their respective prepetition engagement letters, and (f) all reasonable fees and expenses incurred by the Administrative Agent’s Professionals, pursuant to their respective prepetition engagement letters.

1.7.          Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.8.          Allowed means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed in accordance with Section 7.2 hereof or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Equity Interest expressly Allowed hereunder.

1.9.          Amended and Restated Credit Agreement means the Amended and Restated Credit Agreement, to be dated as of the Effective Date, by and among Reorganized Panolam, the other Reorganized Debtors (as guarantors), and the holders of Senior Lender Credit Agreement Claims, and the Administrative Agent (as amended or otherwise modified from time to time in accordance with the terms thereof), which will be filed as part of the Plan Supplement and consistent with the terms set forth in the Plan Term Sheet.

1.10.        Amended and Restated First Lien Notes means the Amended and Restated Revolver Notes and Amended and Restated Term Notes.

1.11.        Amended and Restated Revolver Notes means those certain amended and restated revolver notes in the aggregate principal amount equal to the lesser of (i) $15 million or (ii) the sum of (a) $5.9 million, which will be drawn on the Effective Date, (b) an amount equal to Excess Cash distributed pursuant to Section 4.2(b)(i) of this Plan, and (c) approximately $4.1 million on account of outstanding and undrawn letters of credit, which shall survive confirmation and remain in place post-Effective Date.  The Amended and Restated Revolver Notes will be issued by Reorganized Panolam pursuant to the Amended and Restated Credit Agreement, as further described in the Disclosure Statement section titled “Description of Amended and Restated Revolver Notes.

1.12.        Amended and Restated Term Notes means the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims and the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims.  The Amended and Restated Term Notes will be issued by Reorganized Panolam pursuant to the Amended and Restated Credit Agreement, as further described in the Disclosure Statement section titled “Description of Amended and Restated Term Notes.”

1.13.        Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims means those certain amended and restated term notes in the aggregate principal amount equal to the Senior Lender Credit Agreement Revolver Claims minus (a) the aggregate principal amount of the Amended and Restated Revolver Notes distributed pursuant to Section 4.2(b)(ii) of this Plan, (b) Cash distributed pursuant to 4.2(b)(iv) of this Plan, and (c) the Intercreditor Distribution Adjustment.

1.14.        Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims means those certain amended and restated term notes in the aggregate principal amount equal to the Senior Lender Credit Agreement Term Claims minus (a) Cash distributed pursuant to Section 4.3(b)(i) of this Plan and (b) Cash distributed pursuant to 4.3(b)(iii) of this Plan.

1.15.        Amended and Restated Security Agreement means that certain Amended and Restated Security Agreement to be dated as of the Effective Date, and which will be filed as part of the Plan Supplement.

1.16.        Amended and Restated Term Notes Distribution Analysis means that certain illustration of hypothetical distribution amounts of Amended and Restated Term Notes attached to this Plan as Exhibit “D.”

1.17.        Apollo means Apollo Capital Management, together with its Affiliates.

1.18.        Bankruptcy Code has the meaning ascribed to such term in the introduction.

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1.19.        Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

1.20.        Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any local rules of the Bankruptcy Court.

1.21.        Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.22.        Cash means legal tender of the United States of America.

1.23.        Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.24.        Class means any group of substantially similar Claims or Equity Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.25.        Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge or other encumbrance to secure the payment or performance of a Claim, which lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.26.        Commencement Date means the date on which each of the respective Debtors commenced its Reorganization Case.

1.27.        Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.28.        Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.29.        Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.30.        Credit Agreement means that certain Credit Agreement, dated as of September 30, 2005, as amended through the date hereof, by and among Holdings II, Panolam, the lenders party thereto and the Administrative Agent (as further amended or otherwise modified from time to time).

1.31.        Credit Agreement Claim means any Claim arising under the Credit Agreement, including, for the avoidance of doubt, Senior Lender Credit Agreement Claims and Noteholder Credit Agreement Claims.

1.32.        Debtors has the meaning ascribed to such term in the introduction.

1.33.        Debtor Section 510(b) Claim means any Claim against any Debtor that is subordinated, pursuant to section 510(b) of the Bankruptcy Code, including Claims arising from rescission of a purchase or sale of a security of any Debtor or any affiliate of any Debtor, for damages

3

arising from purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.34.        Disbursement Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a Disbursement Agent under Sections 6.6, 6.7, and 6.9 hereof.

1.35.        Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time pursuant to the terms of the Restructuring Support Agreement, as approved by the Bankruptcy Court pursuant to section 1125 and 1126 of the Bankruptcy Code.

1.36.        Disputed Claim means any Claim or Equity Interest (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, or (b) for which a proof of claim or interest for payment has been timely filed with the Bankruptcy Court or a written request for payment has been made.

1.37.        Distribution Record Date means, except with respect to any publicly traded securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be five (5) Business Days after the Effective Date.

1.38.        Eaton Vance means Eaton Vance Management, together with its Affiliates.

1.39.        Effective Date means the Business Day on or after the Confirmation Date specified by the Debtors on which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the effectiveness of the Plan specified in Section 9 hereof have been satisfied or waived; provided, however, that such Business Day shall be no later than 30 days after entry of the Confirmation Order.

1.40.        Emergence Bonus Plan means a plan, substantially in the form to be included in the Plan Supplement, adopted by Reorganized Panolam, providing for the issuance of Cash bonuses, as determined by the Chief Executive Officer, of no more than $1 million in the aggregate to officers and key employees of Reorganized Panolam with no more than $500,000 paid to any one individual, which bonuses will be conditioned upon the occurrence of the Effective Date and will be paid on the Effective Date.

1.41.        Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership or membership interest in any of the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

1.42.        Excess Cash means the Debtors’ Cash on hand in excess of $10 million (and, for the avoidance of doubt, after payment of the Debtors’ restructuring costs, including, without limitation, legal, business advisor, and success fees).(1)

(1) For the avoidance of doubt, “Excess Cash” shall include, without limitation, the amount of any tax refunds or credits (including interest thereon) with respect to or otherwise relating to any taxes of Panolam Industries, Ltd. or any Debtor for the taxable period commenced January 1, 2008 and ending on December 31, 2008 that are received prior to the Effective Date.  Any such tax refunds or credits received after the Effective Date shall be a mandatory prepayment payable promptly after receipt pursuant to the terms of the Amended and Restated Credit Agreement.

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1.43.        Excess Cash Adjustment means $15.0 million minus an amount equal to the aggregate principal amount of the Amended and Restated Revolver Notes.

1.44.        Final Order means an order or judgment of a court of competent jurisdiction  that has been entered on the docket maintained by the clerk of such court which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied, or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and (ii) the time to take any further appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a “Final Order.”

1.45.        General Unsecured Claim means any Claim against any of the Debtors that (a) is not an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Credit Agreement Claim, Other Secured Claim, Senior Subordinated Notes Claim, Intercompany Claim or Debtor Section 510(b) Claim, or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

1.46.        Holdings means Panolam Holdings Co.

1.47.        Holdings II means Panolam Holdings II Co.

1.48.        Indenture Trustee means Wells Fargo Bank, National Association, and/or its successor, as indenture trustee under the 10-3/4% Indenture.

1.49.        Indenture Trustee Fee Claims means the reasonable fees, costs, and expenses incurred by the Indenture Trustee in the performance of its duties and as provided under the 10-3/4% Indenture (including the reasonable fees, costs, and expenses incurred by the Indenture Trustee’s professionals) prior to the Effective Date (to the extent not paid as of the Effective Date); provided, that such fees, costs, and expenses are reimbursable under the terms of the 10-3/4% Indenture.

1.50.        Intercompany Claim means any Claim held by (i) a Debtor against another Debtor or (ii) a non-Debtor subsidiary against a Debtor.

1.51.        Intercreditor Distribution Adjustment means an amount equal to the aggregate principal amount of Senior Lender Credit Agreement Revolver Claim less the product of (a) an amount equal to the aggregate principal amount of Amended and Restated First Lien Notes and (b) Intercreditor Adjustment Percentage.

1.52.        Intercreditor Adjustment Percentage means the quotient of (a) an amount equal to the aggregate principal amount of Senior Lender Credit Agreement Revolver Claim divided by (b) an amount equal to the aggregate principal amount of Senior Lender Credit Agreement Claims.

1.53.        Management Incentive Plan means the management equity incentive plan, which shall be substantially in the form set forth in the Plan Supplement.

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1.54.        New Board means each board of directors appointed pursuant to Section 5.2(c) of the Plan.

1.55.        New Capital Stock means the shares of common stock of Reorganized Holdings authorized for issuance in accordance with the terms hereof on the Effective Date and contributed as a capital contribution to, and distributed on behalf of, Reorganized Panolam.

1.56.        New Intercreditor Agreement means the intercreditor agreement, to be dated as of the Effective Date, by and among the Administrative Agent, Reorganized Panolam, the other Reorganized Debtors, and the agent and collateral agent under the New Second Lien Credit Agreement (as amended or otherwise modified from time to time in accordance with the terms thereof), which shall be consistent with the terms set forth in the Plan Term Sheet and the New Intercreditor Agreement Term Sheet, and filed as part of the Plan Supplement.

1.57.        New Intercreditor Agreement Term Sheet means the term sheet setting forth the terms and conditions of the New Intercreditor Agreement, which is attached hereto as Exhibit “B” hereto.

1.58.        New Second Lien Credit Agreement means the second lien credit agreement, to be dated as of the Effective Date, by and among Reorganized Panolam, the other Reorganized Debtors (as guarantors), the holders of Noteholder Credit Agreement Claims, and the Second Lien Administrative Agent (as amended or otherwise modified from time to time), which will be filed as part of the Plan Supplement, and consistent with the terms set forth in the Plan Term Sheet.

1.59.        New Second Lien Term Notes means those certain new second lien term notes in the aggregate principal amount of $25 million that will be issued by Reorganized Panolam pursuant to the New Second Lien Credit Agreement, as further described in the Disclosure Statement section titled “Description of New Second Lien Term Notes.”

1.60.        New Warrants means those certain warrants to be issued by Reorganized Holdings to purchase New Capital Stock and exercisable only upon a change of control, as further described in the “Description of New Warrants” section in the Disclosure Statement, and substantially in the form to be included in the Plan Supplement.

1.61.        Noteholder Credit Agreement Claims means $25 million in aggregate principal amount of the Term Loans held by Apollo and Eaton Vance plus all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus all other Obligations (as defined in the Credit Agreement), except to the extent such Obligations are otherwise provided herein to be paid or satisfied, attributable to such Claims.

1.62.        Other Secured Claim means a Secured Claim other than a Credit Agreement Claim.

1.63.        Panolam means Panolam Industries International, Inc.

1.64.        Panolam Group means (i) the affiliated group of corporations, within the meaning of Section 1504 of the Tax Code, of which Holdings is the common parent, and (ii) any other group of corporations filing consolidated, combined or unitary tax returns for state and local tax purposes that includes Holdings or Holdings II, of which Panolam or any subsidiary of Panolam is also a member (other than any such group of which Panolam or any subsidiary of Panolam is the parent).

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1.65.        Panolam Subsidiary Debtors means Panolam Industries, Inc., Pioneer Plastics Corporation, Nevamar Holdings Corp., Nevamar Holdco, LLC, and Nevamar Company, LLC.

1.66.        Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.

1.67.        Plan means this joint prepackaged plan of reorganization, including the exhibits and schedules hereto and contained in the Plan Supplement, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Restructuring Support Agreement.

1.68.        Plan Documents means the documents to be executed, delivered, assumed and/or performed in conjunction with the consummation of the Plan on the Effective Date including, but not limited to, the form of Warrant, the Restated Bylaws, the Restated Certificate of Incorporation, the Amended and Restated Credit Agreement, the Amended and Restated Security Agreement, the New Intercreditor Agreement, the New Second Lien Credit Agreement, and the Registration Rights Agreement.  Except as otherwise provided herein, the Plan Documents must be reasonably acceptable to the Consenting Holders (as defined in the Restructuring Support Agreement).  Each of the Plan Documents to be entered into as of the Effective Date will be filed in draft form in the Plan Supplement.

1.69.        Plan Supplement means a supplemental appendix to the Plan, to be filed with the Bankruptcy Court prior to the Confirmation Hearing, that will contain the draft forms of the Plan Documents to be entered into as of the Effective Date.

1.70.        Plan Term Sheet means the Panolam Preliminary Restructuring Proposal Term Sheet (including the Panolam Chart of Provisions appended thereto) annexed hereto as Exhibit “A” (as amended or otherwise modified from time to time in accordance with the terms of the Restructuring Support Agreement).

1.71.        Priority Non-Tax Claim means any Claim against any of the Debtors, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.72.        Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.73.        Registration Rights Agreement means the agreement between Reorganized Holdings, Apollo, Eaton Vance, and any other holder of 10% or more of the issued and outstanding shares of the New Capital Stock which shall be filed as part of the Plan Supplement and entered into on the Effective Date and shall provide for each such holder of New Capital Stock to have two separate demand rights to require Reorganized Holdings to register its New Capital Stock and for piggyback registration rights for the other initial holders of the New Capital Stock.

1.74.        Released Parties means (a) each present and former director, officer, employee, manager, partner, and member of (i) the Debtors, (ii) the holders of the Credit Agreement Claims, (iii) the holders of the Senior Subordinated Notes Claims, (iv) the holders of Equity Interests in Holdings, (v) the Administrative Agent and its Affiliates, (vi) the Indenture Trustee and (vii) Genstar Capital LLC and The Sterling Group, L.P., in their capacity as advisors under that certain Advisory Services Agreement dated as of September 30, 2005, by and between Holdings, Genstar Capital LLC and The Sterling Group, L.P. (as amended, supplemented or otherwise modified), (b) each holder of a Credit Agreement Claim, (c)

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each holder of a Senior Subordinated Notes Claim, (d) each holder of an Equity Interest in Holdings, Holdings II, Panolam, or any of the Panolam Subsidiary Debtors, (e) the Administrative Agent and its Affiliates, (f) the Indenture Trustee, and (g) each Advisor of the Debtors, the holders of Credit Agreement Claims, the holders of Senior Subordinated Notes Claims, the holders of Equity Interests in Holdings, the Administrative Agent, and the Indenture Trustee.  For purposes of this definition, “Advisors” means each financial advisor, investment banker, professional, accountant and attorney, and each of their respective employees, parent corporations, subsidiaries, affiliates and partners.

1.75.        Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on November 4, 2009, in the United States District Court for the District of Delaware and styled In re Panolam Holdings Co., et al., 09-        (    ) (Jointly Administered).

1.76.        Reorganized Debtors means all of the Debtors (including any successor corporation or entity by merger), as reorganized as of the Effective Date in accordance with the Plan.

1.77.        Reorganized Holdings means either Holdings or Holdings II, as shall be determined by the Debtors prior to the Effective Date, as reorganized as of the Effective Date in accordance with the Plan (including any successor corporation by merger).

1.78.        Reorganized Panolam means Panolam, as reorganized as of the Effective Date in accordance with the Plan (including any successor corporation by merger).

1.79.        Required Consenting Holders has the meaning set forth for such term in the Restructuring Support Agreement.

1.80.        Restated Bylaws means the amended and restated bylaws to be adopted by Reorganized Holdings on the Effective Date, which shall be substantially in the form to be included in the Plan Supplement.

1.81.        Restated Certificate of Incorporation means the amended and restated certificate of incorporation to be adopted by Reorganized Holdings and filed with the Secretary of State of the State of Delaware prior to or on the Effective Date, which shall be substantially in the form to be filed as part of Plan Supplement.

1.82.        Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of September 25, 2009, and annexed hereto as Exhibit “C.”

1.83.        Revolving Loan means that certain revolving credit loan memorialized through the revolving notes issued under the Credit Agreement.

1.84.        Second Lien Administrative Agent means Apollo Laminates Agent, LLC,  as administrative and collateral agent under the New Second Lien Credit Agreement.

1.85.        Secured Claim means a Claim to the extent (a) secured by a lien on Collateral, to the extent of the value of such Collateral (i) as set forth in the Plan, or (ii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.86.        Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

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1.87.        Senior Lenders means the lenders party to the Credit Agreement.

1.88.        Senior Lender Credit Agreement Claims means the Senior Lender Credit Agreement Revolver Claims and the Senior Lender Credit Agreement Term Claims.

1.89.        Senior Lender Credit Agreement Revolver Claim means any Claim arising out of the Revolving Loan governed by the Credit Agreement.

1.90.        Senior Lender Credit Agreement Term Claim means any Claim arising out of the Term Loan governed by the Credit Agreement other than any Noteholder Credit Agreement Claim.

1.91.        Senior Subordinated Notes means those certain 10-3/4% Senior Subordinated Notes due 2013, issued by Panolam pursuant to the 10-3/4% Indenture.

1.92.        Senior Subordinated Notes Claim means any Claim against any Debtor under or in connection with the Senior Subordinated Notes or the 10-3/4% Indenture, other than a Debtor Section 510(b) Claim.

1.93.        Shareholders Agreement means the agreement between Apollo, Eaton Vance, and Reorganized Holdings, which agreement shall be entered into on the Effective Date and which must be reasonably acceptable to Apollo and Eaton Vance.

1.94.        Tax Code means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.

1.95.        Term Loan means that certain term loan memorialized through term notes issued under the Credit Agreement.

B.            Interpretation, Application of Definitions and Rules of Construction.

For purposes of the Plan: (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) any reference to an entity as a holder of a Claim or Equity Interest includes that entity’s successors and assigns; (4) unless otherwise specified, all references in the Plan to sections are references to sections of the Plan; (5) unless otherwise specified, all references in the Plan to exhibits are references to exhibits in the Plan Supplement; (6) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (7) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (8) captions and headings to sections of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (11) all references to docket numbers of documents filed in the Reorganization Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to

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statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Reorganization Cases, unless otherwise stated; and (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

SECTION 2.         ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

2.1          Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, or a different treatment is provided for by order of the Bankruptcy Court (including, without limitation, any order governing the use of cash collateral, which shall provide, among other things, for payment of the unpaid fees and expenses of the Administrative Agent’s Professionals and the Ad Hoc Noteholder Group’s Professionals on a monthly basis in arrears, promptly after the receipt of the applicable invoice) each holder of an Allowed Administrative Expense Claim shall receive payment in full in Cash of the unpaid portion of such Allowed Administrative Expense Claim (a) in the case of professionals retained by the Debtors in the ordinary course of their business, if any, on such terms as are customary between the Debtors and such professionals, or (b) with respect to all other holders of Allowed Administrative Expense Claims, on the later of (i) the Effective Date and (ii) the date on which such payment would be made in the ordinary course of the Debtors’ business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing or other documents relating to such transactions.  Indenture Trustee Fee Claims, the fees and expenses of the Ad Hoc Noteholder Group’s Professionals incurred through and not otherwise paid as of the Effective Date, and the unpaid fees and expenses of the Administrative Agent’s Professionals incurred through and not otherwise paid as of the Effective Date shall be paid in full in Cash by the Reorganized Debtors on the Effective Date without the need for Bankruptcy Court approval.

2.2          Professional Compensation and Reimbursement Claims.

All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, and (b) be paid in full from the Debtors’ or Reorganized Debtors’ Cash on hand in such amounts as are allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Allowed Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered and reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3          Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim, (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date, or (b) to the extent such Claim is not due and owing on the

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Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business.

SECTION 3.         CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

As set forth more fully below, the Plan is premised upon the substantive consolidation of the Debtors for purposes of the Plan only.  Accordingly, for purposes of the Plan, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity.

The following table designates the Classes of Claims against, and Equity Interests in, the Debtors, and specifies which of those Classes and Equity Interests are (a) impaired or unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan.

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Class	Designation	Impairment	Entitled to Vote

1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
2A	Senior Lender Credit Agreement Revolver Claims	Impaired	Yes
2B	Senior Lender Credit Agreement Term Claims	Impaired	Yes
3	Noteholder Credit Agreement Claims	Impaired	Yes
4	Other Secured Claims	Unimpaired	No (deemed to accept)
5	Senior Subordinated Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (deemed to accept)
7	Debtors Section 510(b) Claims	Impaired	No (deemed to reject)
8	Intercompany Claims	Unimpaired	No (deemed to accept)
9	Equity Interests in Holdings II, Panolam and Panolam Subsidiary Debtors	Unimpaired	No (deemed to accept)
10	Equity Interests in Holdings	Impaired	Yes

SECTION 4.         TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1          Priority Non-Tax Claims (Class 1).

(a)           Impairment and Voting.  Class 1 is unimpaired by the Plan.  Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a different treatment, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtor and the holder of such Claim.

4.2          Senior Lender Credit Agreement Revolver Claims (Class 2A).

(a)           Impairment and Voting.  Class 2A is impaired by the Plan.  The Senior Lender Credit Agreement Revolver Claims shall be Allowed in full and, for the avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $30 million (which amount includes approximately $4.1 million on account of outstanding and undrawn letters of credit, which shall survive confirmation and remain in place post-Effective Date), plus (ii) all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the Credit Agreement), except to the extent that the claims of the Administrative Agent under the Credit Agreement are otherwise provided to be paid or satisfied.  Each holder of an Allowed Senior Lender Credit Agreement Revolver Claim is entitled to vote to accept or reject the Plan.

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(b)           Distributions.  On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Revolver Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached hereto as Exhibit “D,” (i) an amount of Cash equal to the Intercreditor Distribution Adjustment plus its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Revolver Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash (the “Revolver Claim Paydown”), (ii) its pro rata share of the Amended and Restated Revolver Notes, (iii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Revolver Claims, and (iv) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Revolver Claims set forth in Sections 4.2(a)(ii) and 4.2(a)(iii).

4.3          Senior Lender Credit Agreement Term Claims (Class 2B).

(a)           Impairment and Voting.  Class 2B is impaired by the Plan.  The Senior Lender Credit Agreement Term Claims shall be Allowed in full and, for the avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) approximately $142.6 million, plus (ii) its pro rata share of all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) its pro rata share of all other Obligations (as defined in the Credit Agreement), except to the extent that the claims of the Administrative Agent under the Credit Agreement are otherwise provided to be paid or satisfied.  Each holder of an Allowed Senior Lender Credit Agreement Term Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Senior Lender Credit Agreement Term Claim shall receive from Reorganized Panolam, as illustrated in the Amended and Restated Term Notes Distribution Analysis attached hereto as Exhibit “D,” (i) (a) its pro rata share (based upon the amount of the Allowed Senior Lender Credit Agreement Term Claim held by such holder divided by the total amount of all Allowed Senior Lender Credit Agreement Claims) of the Excess Cash minus (b) the Excess Cash Adjustment and minus (c) an amount of Cash equal to the Intercreditor Distribution Adjustment (the “Term Claim Paydown” and, together with the Revolver Claim Paydown, the “Senior Lender Credit Agreement Claim Paydown”), (ii) its pro rata share of the Amended and Restated Term Notes Distributable to Senior Lender Credit Agreement Term Claims, and (iii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.3(a)(ii) and 4.3(a)(iii).

4.4          Noteholder Credit Agreement Claims (Class 3).

(a)           Impairment and Voting.  Class 3 is impaired by the Plan.  The Noteholder Credit Agreement Claims shall be Allowed in full and, for the avoidance of doubt, shall not be subject to avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person in the aggregate amount of (i) $25 million, which Allowed amount represents principal, plus (ii) all accrued and unpaid interest thereon at the non-default contract rate under the Credit Agreement as of the Effective Date, except to the extent such interest is otherwise provided herein to be paid or satisfied, plus (iii) all other Obligations (as defined in the Credit

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Agreement) attributable to the Noteholder Credit Agreement Claims.  Each holder of an Allowed Noteholder Credit Agreement Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Noteholder Credit Agreement Claim shall receive from Reorganized Panolam (i) its pro rata share of the New Second Lien Term Notes and (ii) its pro rata share of Cash sufficient to pay that portion of the Allowed Senior Lender Credit Agreement Term Claims set forth in Sections 4.4(a)(ii) and 4.4(a)(iii).

4.5          Other Secured Claims (Class 4).

(a)           Impairment and Voting.  Class 4 is unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, each Allowed Other Secured Claim shall be reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default.  All Allowed Other Secured Claims that are not due and payable on or before the Effective Date shall, at the Debtors’ option, be paid (i) in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such Claim, or (ii) by transfer of the Collateral to the holder of such Claim.

4.6          Senior Subordinated Notes Claims (Class 5).

(a)           Impairment and Voting.  Class 5 is impaired by the Plan.  The Senior Subordinated Notes Claims shall be Allowed in full and, for avoidance of doubt, shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaim, cross-claim, defense, disallowance, impairment, objection or any challenges under any applicable law or regulation by any Person, in the aggregate amount of (i) $151 million, plus (ii) the accrued but unpaid interest at the non-default contract rate under the Senior Subordinated Notes as of the Effective Date, plus (iii) all other Obligations (as defined in the 10-3/4% Indenture), except to the extent that claims of the Indenture Trustee under the Senior Subordinated Notes are otherwise provided to be paid or satisfied.  Each holder of an Allowed Senior Subordinated Notes Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, except to the extent that a holder of an Allowed Senior Subordinated Notes Claim agrees to a different treatment, each holder of an Allowed Senior Subordinated Notes Claim shall exchange with Reorganized Panolam all, and not less than all, of such holder’s Senior Subordinated Notes for such holder’s pro rata share (based upon the principal amount of Senior Subordinated Notes held by such holder) of ninety percent (90%) of the sum of (i) the number of shares of New Capital Stock outstanding on the Effective Date, including New Capital Stock issued to management pursuant to the Management Incentive Plan, plus (ii) the number of shares of New Capital Stock reserved for issuance under the Management Incentive Plan.

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4.7          General Unsecured Claims (Class 6).

(a)           Impairment and Voting.  Class 6 is unimpaired by the Plan.  Each holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  Each holder of an Allowed General Unsecured Claim shall receive payment in full in Cash of the unpaid portion of such Allowed General Unsecured Claim on the latest of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) the date on which such Claim would be paid in the ordinary course of the Debtors’ business, or (iii) as otherwise agreed by the Debtors and the holder of such Claim; provided, however, that the Debtors may seek authority from the Bankruptcy Court to pay certain General Unsecured Claims in advance of the Effective Date in the ordinary course of business.  The Debtors reserve their rights, however, to dispute the validity of any General Unsecured Claim, whether or not objected to prior to the Effective Date.

4.8          Debtor Section 510(b) Claims (Class 7).

(a)           Impairment and Voting.  Class 7 is impaired by the Plan.  Each holder of a  Debtor Section 510(b) Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have rejected the Plan.

(b)           Distributions.  On the Effective Date, all Debtor Section 510(b) Claims shall be extinguished with no distribution; provided, however, that nothing in this Section 4.10 shall affect or limit the rights and obligations set forth in Section 8.5 hereof.

4.9          Intercompany Claims (Class 8).

(a)           Impairment and Voting.  Class 8 is unimpaired by the Plan.  Each holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  On or as soon as practicable after the Effective Date, all Intercompany Claims will either be reinstated to the extent determined to be appropriate by the Debtors or adjusted, continued or capitalized (but not paid in Cash), either directly or indirectly, in whole or in part; provided, however, that the Intercompany Claims held by any foreign non-Debtor subsidiary of Panolam may be paid in full in Cash.  Any such transaction may be effected on or subsequent to the Effective Date without any further action by equityholders of Reorganized Holdings.

4.10        Equity Interests in Holdings II, Panolam and the Panolam Subsidiary Debtors (Class 9).

(a)           Impairment and Voting.  Class 9 is unimpaired by the Plan.  Each holder of an Allowed Equity Interest in Holdings II, Panolam or any Panolam Subsidiary Debtor is not entitled to vote to accept or reject the Plan and shall be conclusively deemed to have accepted the Plan.

(b)           Distributions.  On the Effective Date and subject to Section 5.5 of the Plan, all of the Equity Interests of the Panolam Subsidiary Debtors shall continue to be owned by Panolam or Nevamar Holding Corp., as applicable.  On the Effective Date, all of the Equity Interests of Panolam shall be cancelled and the Equity Interests of Reorganized Panolam shall be owned by Reorganized Holdings.  On the Effective Date, all of the Equity Interests in Holdings II will be cancelled, unless Holdings II is merged into Holdings.

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4.11        Equity Interests in Holdings (Class 10).

(a)           Impairment and Voting.  Class 10 is impaired by the Plan.  Each holder of an Allowed Equity Interest in Holdings is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date, or as soon thereafter as is reasonably practicable, all existing Equity Interests in Holdings shall be cancelled, and each holder of an Allowed Equity Interest in Holdings shall be permitted, in full satisfaction of such Equity Interest, to exchange with Holdings all of its Allowed Equity Interests in Holdings for its pro rata share of New Warrants.

SECTION 5.         MEANS FOR IMPLEMENTATION

5.1          Substantive Consolidation of Debtors for Plan Purposes Only.

The Plan is premised upon the substantive consolidation of the Debtors for purposes of the Plan only.  The Debtors propose procedural substantive consolidation to avoid the inefficiency of proposing, voting on, and making distributions in respect of entity-specific claims.  Accordingly, on the Effective Date, all of the Debtors and their estates shall, for purposes of the Plan only, be deemed merged and (a) all assets and liabilities of the Debtors shall be treated for purposes of the Plan only as though they were merged, (b) all guarantees of Holdings II, Panolam and the Panolam Subsidiary Debtors of payment, performance, or collection of obligations of any other Debtor shall be eliminated and cancelled, (c) all joint obligations of two (2) or more Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against the Debtors, and (d) any Claim filed in the Reorganization Cases shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated the Debtors on and after the Effective Date.  Unless otherwise set forth herein, such substantive consolidation shall not (other than for voting, treatment, and distribution purposes under the Plan) affect (i) the legal and corporate structures of the Debtors (including the corporate ownership of the Panolam Subsidiary Debtors), (ii) any intercompany claims, or (iii) the substantive rights of any creditor.  If any party in interest challenges the proposed limited substantive consolidation, the Debtors reserve the right to establish at the Confirmation Hearing the ability to confirm the Plan on an entity-by-entity basis.

5.2          Corporate Action.

(a)           General.  Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the new employment agreements with existing members of management (the “Management Agreements”), (ii) selection of the directors and officers for the Reorganized Debtors, (iii) issuance of the New Capital Stock and the New Warrants by Reorganized Holdings and the contribution of such New Capital Stock to Reorganized Panolam, (iv) distribution of the Amended and Restated First Lien Notes and the New Second Lien Term Notes, (v) adoption of the Management Incentive Plan, and (vi) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall occur in accordance with the Plan and any governing agreements or transfer documents and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, (u) the Shareholders Agreement, (v) the Registration Rights Agreement, (w) the Amended and Restated Credit Agreement and Amended and

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Restated Security Agreement, (x) the New Second Lien Credit Agreement, (y) the New Intercreditor Agreement, and (z) any and all other agreements, documents, securities and instruments relating to the foregoing (including without limitation security documents).  The authorizations and approvals contemplated by this Section 5.2(a) shall be effective notwithstanding any requirements under non-bankruptcy law.

(b)           Restated Certificate of Incorporation and Restated Bylaws of Reorganized Holdings and the Other Reorganized Debtors.

On the Effective Date, Reorganized Holdings shall adopt the Restated Certificate of Incorporation and the Restated Bylaws and shall file the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.  In addition, on or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Certificate of Incorporation, the certificates of incorporation of the Debtors that are corporations and the organization documents for the Debtors that are limited liability companies shall also be amended (and as to the corporate Debtors, filed with the Secretary of State of their respective states of incorporation) as necessary to satisfy the provisions of the Bankruptcy Code and shall include, among other things, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power. On the Effective Date, the boards of directors of each corporate Reorganized Debtor shall be deemed to have adopted the restated certificate of incorporation and restated bylaws for such Reorganized Debtor.

(c)           Boards of Directors of Reorganized Holdings and the Other Reorganized Debtors.  On the Effective Date, the operation of Reorganized Holdings shall become the general responsibility of its board of directors, subject to, and in accordance with, the Restated Certificate of Corporation and Restated Bylaws of Reorganized Holdings.  On the Effective Date, the operation of each of the other Reorganized Debtors shall become the general responsibility of its respective board of directors or board of managers, as applicable, subject to and in accordance with its respective restated certificates of incorporation and restated bylaws or other organizational documents.  The initial boards of directors of Reorganized Holdings and the other Reorganized Debtors shall be disclosed in the Plan Supplement.  The initial board of directors of Reorganized Holdings shall consist of five directors, one of whom shall be Robert J. Muller, Chief Executive Officer of Panolam, and the remaining members shall be selected by Apollo and Eaton Vance and their identities shall be disclosed in the Plan Supplement.

(d)           Officers of Reorganized Holdings and the Other Reorganized Debtors.  The initial officers of Reorganized Holdings and the other Reorganized Debtors shall be disclosed in the Plan Supplement.  The selection of officers of Reorganized Holdings and the other Reorganized Debtors after the Effective Date shall be as provided in the respective restated certificates of incorporation and restated bylaws or other organizational documents of Reorganized Holdings or the applicable Reorganized Debtor.

5.3          Distribution of Amended and Restated First Lien Notes and New Second Lien Term Notes.

On the Effective Date, the Amended and Restated Credit Agreement and the New Second Lien Credit Agreement shall be executed and delivered, and Reorganized Panolam shall be authorized to distribute the Amended and Restated First Lien Notes and the New Second Lien Term Notes and Reorganized Panolam and the Reorganized Debtors shall be authorized to execute, deliver and enter into, inter alia, the Amended and Restated Credit Agreement, the Amended and Restated Security Agreement, the New Second Lien Credit Agreement, and the New Intercreditor Agreement without the need for any further corporate action and without further action by the holders of Claims or Equity Interests.  On the

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Effective Date (a) the Amended and Restated Revolver Notes shall be distributed on behalf of Reorganized Panolam to holders of Allowed Senior Lender Credit Agreement Revolver Claims, as set forth in Section 4.2(b) above, (b) the Amended and Restated Term Notes shall be distributed on behalf of Reorganized Panolam to holders of Allowed Senior Lender Credit Agreement Revolver Claims, as set forth in Section 4.2(b) above and to holders of Allowed Senior Lender Credit Agreement Term Claims, as set forth in Section 4.3(b) above, and (c) the New Second Lien Term Notes shall be distributed, as set forth in Section 4.4(b) above, on behalf of Reorganized Panolam to holders of Allowed Noteholder Credit Agreement Claims.  Summaries of the Amended and Restated Credit Agreement, the related security documents, and the New Second Lien Credit Agreement are contained in the Disclosure Statement and a copy of each credit agreement, any related security documents, and the New Intercreditor Agreement will be filed as part of the Plan Supplement.

The Amended and Restated Credit Agreement and Amended and Restated First Lien Notes shall be given in renewal and rearrangement of and in substitution (but not in payment) for, and shall re-evidence the Senior Lender Credit Agreement Claims, less the Senior Lender Credit Agreement Claim Paydown.  Such re-evidenced Senior Lender Credit Agreement Claims shall continue to be secured by first priority, perfected, valid and enforceable liens in the collateral pursuant to, and as set forth in the Amended and Restated Security Agreement.

5.4          Issuance of New Capital Stock and New Warrants.

The issuance of New Capital Stock and New Warrants by Reorganized Holdings shall be authorized without the need for any further corporate action.  On the Effective Date, Reorganized Holdings shall issue the New Capital Stock and the New Warrants.  Reorganized Holdings shall:

(a)           contribute 90% of the shares of New Capital Stock as a capital contribution to Reorganized Panolam to be distributed pursuant to the Plan to the holders of Allowed Senior Subordinated Notes Claims;

(b)           pursuant to the Management Incentive Plan described in section 5.9 below, distribute 5% of the shares of New Capital Stock to certain officers and key employees of the Reorganized Debtors as determined prior to the Confirmation Hearing subject to the reasonable agreement of Apollo, Eaton Vance and the Debtors (with the remaining 5% of the shares of the New Capital Stock being reserved for the Management Incentive Plan); and

(c)           distribute the New Warrants to holders of Allowed Equity Interests pursuant to Sections IV and V of the Plan.

5.5          Merger/Dissolution/Consolidation.

On or as of the Effective Date or as soon as practicable thereafter and without further need for any further action, the Reorganized Debtors may (i) cause any or all of the Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the Plan.  The Debtors may, in their sole discretion, merge Holdings and Holdings II together, or dissolve Holdings or Holdings II (but not both).

5.6          Cancellation of Existing Securities and Agreements.

Except for purposes of evidencing a right to distributions under the Plan with respect to executory contracts or unexpired leases which have not been assumed by the Debtors or as otherwise

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provided hereunder, on the Effective Date, all of the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all credit agreements, indentures and notes evidencing such Claims, (b) the Equity Interests in Holdings and Holdings II, and (c) any options or warrants to purchase Equity Interests of Holdings, Holdings II, Panolam or any of the Panolam Subsidiary Debtors, or obligating such Debtors to issue, transfer or sell Equity Interests or any other capital stock of such Debtors, shall be amended, restated, substituted for or cancelled, as the case may be.

5.7          Surrender of Existing Securities.

On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of  Senior Subordinated Notes Claims shall surrender its note(s) to the Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustee.  No distributions under the Plan shall be made for or on behalf of such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from The Depository Trust Company shall be received by the Indenture Trustee, or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustee harmless in respect of such note and any distributions made in respect thereof.  Upon compliance with this Section 5.7 by a holder of any note, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or satisfactorily explain its non-availability to the Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Plan.  All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the Indenture Trustee and any such security shall be cancelled.  In the event that such note is held in the name of, or by a nominee of The Depository Trust Company, the Debtors shall seek the cooperation of The Depository Trust Company in facilitating distributions.

On the Effective Date, the Equity Interests in Holdings shall be deemed to have been surrendered to Holdings by each holder thereof in exchange for its pro rata share of New Warrants.

5.8          Agreements with Existing Management.

On the Effective Date, Reorganized Panolam shall either enter into new employment agreements with existing members of management who are currently subject to written employment agreements with Panolam, or assume such agreements.

5.9          Management Incentive Plan.

As of  the Effective Date, Reorganized Holdings shall establish the Management Incentive Plan, which will provide for 5% of the New Capital Stock (in addition to the 5% of New Capital Stock being issued on the Effective Date as described in section 5.4 above) to be available for issuance to the officers and key employees of the Reorganized Debtors and their affiliates as determined by the New Board of Reorganized Holdings after the Effective Date.

5.10        Emergence Bonus Plan.

On the Effective Date, Reorganized Panolam shall make any payments approved under the Emergence Bonus Plan.

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5.11        Cancellation of Liens.

Except as otherwise provided in the Plan (including without limitation the continuation of the liens securing the Senior Lender Credit Agreement Claims), upon the occurrence of the Effective Date, any lien securing any Secured Claim shall be deemed released, and the holder of such Secured Claim shall be authorized and directed to release any Collateral or other property of any Debtor (including any cash Collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such lien, including the execution, delivery and filing or recording of such releases.

5.12        Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

5.13        Exemption from Securities Laws.

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Plan of the New Capital Stock will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and the Reorganized Debtors will not be subject to the reporting requirements of the Securities Exchange Act of 1934.

5.14        Exemption From Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.  Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

SECTION 6.         DISTRIBUTIONS

6.1          Voting of Claims

Each holder of an Allowed Claim in an impaired class of Claims that is entitled to vote on the Plan pursuant to Articles III and IV of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court approving procedures

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with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order of the Bankruptcy Court.

6.2          Cramdown and No Unfair Discrimination

In the event that any impaired Class of Claims or Prepetition Equity Interests rejects the Plan or is deemed to have rejected the Plan, the Debtors reserve the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (a) request that the Bankruptcy Court confirm the Plan in accordance with 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief, and/or (b) amend the Plan in accordance with Section 12.6 hereof.

6.3          Distribution Record Date.

Except with respect to any publicly traded securities, as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims.  The Debtors or the Reorganized Debtors, as applicable, shall have no obligation to recognize any transfer of the Claims occurring on or after the Distribution Record Date.  The Debtors, the Reorganized Debtors or any party responsible for making distributions pursuant to this Section 6 shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

6.4          Date of Distributions.

Except as otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is reasonable practicable.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.5          Sources of Cash for Distributions.

Except as otherwise provided herein or in the Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash on hand.

6.6          Disbursement Agent.

Unless otherwise specified herein, all distributions under this Plan shall be made by Reorganized Panolam as Disbursement Agent or such other entity designated by Reorganized Panolam as a Disbursement Agent on the Effective Date.  No Disbursement Agent hereunder, including, without limitation, the Administrative Agent, shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

6.7          Rights and Powers of Disbursement Agent.

Each Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its

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responsibilities, and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by such Disbursement Agent to be necessary and proper to implement the provisions hereof.

6.8          Expenses of the Disbursement Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.9          Delivery of Distributions.

(a)           Last Known Address.  Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to the address of such holder as set forth in the books and records of the Debtors, unless the applicable Reorganized Debtor has been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on the Debtors’ books and records.  In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

(b)           Distributions by Administrative Agent.  The Administrative Agent shall be the Disbursement Agent for the Allowed Senior Lender Credit Agreement Claims.  Distributions under the Plan to holders of such Allowed Senior Lender Credit Agreement Claims shall be made by the Reorganized Debtors to the Administrative Agent, which, in turn, shall make the distributions to the holders of such Allowed Claims.  The Administrative Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  Upon delivery by the Reorganized Debtors of the distributions in conformity with Sections 4.2(b) and 4.3(b) of the Plan to the Administrative Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(c)           Distributions by the Second Lien Administrative Agent.  The Second Lien Administrative Agent shall be the Disbursement Agent for the Allowed Noteholder Credit Agreement Claims.  Distributions under the Plan to holders of Allowed Noteholder Credit Agreement Claims shall be made by the Reorganized Debtors to the Second Lien Administrative Agent which, in turn, shall make the distributions to the holders of such Allowed Noteholder Credit Agreement Claims.  The Second Lien Administrative Agent shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of any distributions.  Upon delivery by the Reorganized Debtors of the distributions in conformity with Section 4.4(b) of the Plan to the Second Lien Administrative Agent, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(d)           Distributions by Indenture Trustee.  The Indenture Trustee shall be the Disbursement Agent for the Allowed Senior Subordinated Notes Claims.  Distributions under the Plan to

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holders of Allowed Senior Subordinated Notes Claims shall be made by Reorganized Panolam to, or at the direction of, the Indenture Trustee, which, in turn, shall make or direct the distributions to the holders of such Allowed Claims and, upon completion thereof, shall be discharged from all of their obligations associated with the Senior Subordinated Notes.  Upon delivery of the distribution set forth in Section 4.6(b) of the Plan to, or at the direction of, the Indenture Trustee, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.  The Indenture Trustee shall not be required to give any bond, surety or other security for the performance of its duties with respect to its administration of distributions.  The 10 3/4% Indenture and Senior Subordinated Notes shall be cancelled as of the Effective Date; provided, however, that the provisions of the 10 3/4% Indenture and the Senior Subordinated Notes relating to the following matters shall continue in effect: (i) the Indenture Trustee’s rights and obligations relating to the Allowed Senior Subordinated Notes Claims and the holders of the Senior Subordinated Notes, including the right to make distributions to the holders of the Senior Subordinated Notes and to perform such other necessary functions with respect thereto and any right to appear and be heard in the Reorganization Cases and any related appeals, (ii) any and all rights of the Indenture Trustee vis-à-vis the holders of the Senior Subordinated Notes, including any charging lien rights against distributions, all as set forth in the Indenture, and (iii) any right to indemnification, contribution or other claim that the Indenture Trustee may have under the 10 3/4% Indenture.

6.10        Manner of Payment Under Plan.

(a)           All distributions of Amended and Restated First Lien Notes or New Second Lien Term Notes to the holders of Claims under the Plan shall be made by, or at the direction of, the applicable Disbursement Agent on behalf of Reorganized Panolam.

(b)           All distributions of New Capital Stock to the holders of Claims under the Plan shall be made by the Disbursement Agent on behalf of Reorganized Panolam.

(c)           All distributions of New Warrants to the holders of Equity Interests in Holdings shall be made by the Disbursement Agent on behalf of Reorganized Holdings.

(d)           All distributions of Cash under the Plan shall be made by the applicable Disbursement Agent on behalf of the applicable Debtor.

(e)           All distributions of New Capital Stock to certain officers and key employees made on account of the Management Incentive Plan shall be made by Reorganized Holdings.

(f)            At the option of the applicable Disbursement Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.11        No Fractional Shares of New Capital Stock or New Warrants.

No fractional shares of New Capital Stock or New Warrants shall be issued or distributed under the Plan and no Cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Capital Stock or New Warrants that is not a whole number, the actual distribution of shares of New Capital Stock or New Warrants shall be rounded as follows:  (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New Capital Stock or New Warrants to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

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6.12        Setoffs and Recoupment.

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made) any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

6.13        Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.14        Cash Distributions.

No payment of Cash of less than $100 shall be made to any holder of an Allowed Claim unless a request therefor is made in writing to the appropriate Disbursement Agent.

6.15        Allocation of Distributions Between Principal and Interest.

In the case of distributions with respect to any Senior Subordinated Note Claim pursuant to this Plan, the fair market value of any New Capital Stock received by the holder of such Claim will be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

6.16        No Postpetition Interest on Claims.

Unless otherwise specifically provided for in this Plan or the Confirmation Order, or as required by applicable bankruptcy law, postpetition interest shall not accrue on or after the Commencement Date on account of any Claim.

SECTION 7.         PROCEDURES FOR DISPUTED CLAIMS

7.1          Disputed Claims/Process.

On and after the Effective Date, except as otherwise provided herein, all Claims will be paid in the ordinary course of business of the Reorganized Debtor.  Except insofar as a Claim is Allowed pursuant to the Plan, the Debtors may dispute Claims, and if the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Reorganization Cases had not been commenced and shall survive the Effective Date as if the Reorganizations Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed in these Reorganization Cases shall be considered objected to and disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn.  The deemed withdrawal of all proofs of claim is without prejudice to each claimant’s rights under this section 7.1 of the Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

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7.2          Objections to Claims.

Except insofar as a Claim is Allowed under the Plan and notwithstanding section 7.1 above, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims, if necessary.

7.3          Estimation of Claims.

The Debtors and the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.4          No Distributions Pending Allowance.

Notwithstanding any other provision hereof, if any portion of an Administrative Expense Claim or a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of Claim unless and until such Disputed Claim becomes an Allowed Claim.  To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed, and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same Class.

7.5          Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursement Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

7.6          Preservation of Claims and Rights to Settle Claims.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person, without the approval of the Bankruptcy Court, subject to the terms of Section 7.2 hereof, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith.  The Reorganized Debtors or their successor(s) may

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pursue such retained claims, rights, causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

SECTION 8.         EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1          Assumption and Rejection of Contracts and Leases.

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (a) was previously assumed or rejected by the Debtors, (b) previously expired or terminated pursuant to its own terms, (c) is the subject of a motion to reject filed by the Debtors on or before the Confirmation Date or (d) is set forth in a schedule, as an executory contract or unexpired lease to be rejected, if any, filed by the Debtors as part of the Plan Supplement.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

8.2          Cure of Defaults.

Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof or as soon as practicable thereafter.  If there is a dispute regarding (a) the nature or amount of any cure, (b) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, any cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

8.3          Rejection Claims.

All Claims arising out of the rejection of executory contracts and unexpired leases must be served upon the Debtors and their counsel within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their estates, and their property.

8.4          Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their certificates of incorporation and bylaws or organizational documents, as applicable, or any other agreements entered into by any Debtor at any time prior to the Effective Date, to indemnify current and former directors, officers, agents, and/or

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employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Commencement Date, shall not be discharged or impaired by confirmation of the Plan.  Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors.  Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.5          Survival of Other Employment Arrangements.

Except and to the extent previously assumed by an order of the Bankruptcy Court, on or before the Confirmation Date, all employee compensation and benefit plans (other than the existing employment agreements to be replaced by any of the Management Agreements or the existing incentive plans to be replaced by the Management Incentive Plan) entered into before or after the Commencement Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan.  The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

8.6          Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies shall re-vest in the Reorganized Debtors.

SECTION 9.         CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1          Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

(a)           Confirmation Order.  The Confirmation Order in form and substance reasonably acceptable to the Required Consenting Holders shall have been entered and shall be in full force and effect and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(b)           Execution and Delivery of Other Documents.  All other actions and all agreements, instruments or other documents necessary to implement the Plan, including all documents comprising the Plan Supplement, shall have been (i) effected or (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(c)           Regulatory Approvals.  The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation, or order.

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(d)           Consents.  All authorizations, consents and approvals determined by the Debtors to be necessary to implement the Plan shall have been obtained.

(e)           Corporate Formalities.  The Restated Certificate of Incorporation shall be filed with the Secretary of State of the State of Delaware contemporaneously with the Effective Date.

(f)            Minimum Excess Cash.  The Debtors shall have Excess Cash of at least $17 million.

(g)           Other Acts.  Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

9.2          Waiver of Conditions Precedent.

Each of the conditions precedent in Section 9.1 hereof may be waived, in whole or in part, by the Debtors (with the prior consent of the Administrative Agent and the Required Consenting Holders) in writing without notice or order of the Bankruptcy Court.

9.3          Effect of Failure of Conditions.

If the conditions specified in Section 9.1 hereof have not been satisfied or waived in the manner provided in Section 9.2 hereof by the date that is thirty (30) days after the Confirmation Date, then:  (a) the Confirmation Order shall be of no further force or effect; (b) no distributions under the Plan shall be made; (c) the Debtors and all holders of Claims and Equity Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; (d) all of the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; and (e) the Plan shall be deemed withdrawn.

SECTION 10.       EFFECT OF CONFIRMATION

10.1        Vesting of Assets.

On the Effective Date, except as otherwise provided in the Plan (including, without limitation, the continuation of the liens of the Senior Lenders in accordance with, and as evidenced by, the Amended and Restated Security Agreement), pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests.  Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

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10.2        Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

10.3        Discharge of the Debtors.

Except to the extent otherwise provided in the Plan (including, without limitation, the re-evidencing of the Senior Lender Credit Agreement Claims (less the Senior Lender Credit Agreement Claim Paydown) by the Amended and Restated Credit Agreement and Amended and Restated First Lien Notes), the treatment of all Claims against or Equity Interests in the Debtors under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Commencement Date, or against their estate or properties or interests in property.  Except as otherwise provided in the Plan, upon the Effective Date, all Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full exchange for the consideration provided under the Plan.  Except as otherwise provided in the Plan, all Persons shall be precluded from asserting against the Debtors, or their respective properties or interests in property any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

10.4        Exculpation.

Notwithstanding anything provided herein, as of the Effective Date, none of the Released Parties shall have or incur any liability for any claim, cause of action, or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, or any other act or omission in connection with the Reorganization Cases, the Plan, or any contract, instrument, indenture, or other agreement or document related thereto or delivered thereunder; provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

10.5        Term of Injunctions or Stays.

(a)           Except as otherwise expressly provided herein, all Persons who have held, hold or may hold Claims against or Equity Interests in any Debtor are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any Reorganized Debtor, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor with respect to any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor, as applicable with respect to any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Reorganized Debtor, or against the property or interests in property of any Reorganized Debtor with respect to any such Claim or Equity Interest, and (v) pursuing any Claim released pursuant to Section 10.7 of the Plan.

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(b)           Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.6        Injunction Against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

10.7        Releases.

(a)           Releases by Debtors.  Except for the right to enforce the Plan, each Debtor shall, effective upon the occurrence of the Effective Date, be deemed to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganization Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

(b)           Releases by Holders of Claims.  Except for the right to enforce the Plan, each Person who votes to accept the Plan, or who, directly or indirectly, is entitled to receive a distribution under the Plan, including Persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganization Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

10.8        Waiver of Certain Claims.

Any and all Claims asserted or otherwise existing against Holdings by the holders of Equity Interests in Holdings for management fees or otherwise (including rejection damages arising out of the rejection of any agreement among such parties) shall be waived, extinguished and/or disallowed in their entirety.

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10.9        Preservation of Claims.

Except as otherwise provided in the Plan, including Section 10.6 and Section 10.7, as of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any action, cause of action, liability, obligation, right, suit, debt, sum of money, damage, judgment, claim and demand whatsoever, whether known or unknown, in law, equity or otherwise, accruing to the Debtors shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to commence and prosecute such causes of action for the benefit of the estates of the Debtors.  After the Effective Date, the Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such causes of action without approval of the Bankruptcy Court.

10.10      Reservation of Rights.

The Plan shall have no force or effect unless and until the Effective Date.  Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

10.11      Plan Supplement.

A draft form of the Plan Documents to be entered into as of the Effective Date and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court ten days prior to the Confirmation Hearing.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

SECTION 11.       RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases and the Plan for, among other things, the following purposes:

(a)           To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

(b)           To determine any and all motions, adversary proceedings, applications, contested matters, or other litigated matters pending on the Effective Date.

(c)           To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

(d)           To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

(e)           To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court.

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(f)            To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and Equity Interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim, in whole or in part.

(g)           To consider any amendments to or modifications of the Plan, or remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

(h)           To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

(i)            To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, the documents comprising the Plan Supplement, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing.

(j)            To issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation.

(k)           To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

(l)            To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code).

(m)          To hear and determine all disputes involving the existence, scope and nature of the discharges granted under Section 10.3 of the Plan.

(n)           To hear and determine all disputes involving or in any manner implicating the exculpation provisions granted under Section 10.4 of the Plan.

(o)           To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

(p)           To enter a final decree closing the Reorganization Cases.

(q)           To recover all assets of the Debtors and property of the Debtors’ estates, wherever located.

SECTION 12.       MISCELLANEOUS PROVISIONS

12.1        Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.  Notwithstanding Section 5.1 above, the Debtors shall pay all of the foregoing fees on a per-Debtor basis.

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12.2        Payment of Indenture Trustee Fees.

The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by the Indenture Trustee after the Effective Date in connection with the distributions required pursuant to the Plan or the implementation of any provisions of the Plan (including the reasonable fees, costs and expenses incurred by the Indenture Trustee’s professionals) in the ordinary course upon presentation of invoices by the Indenture Trustee and without the need for approval by the Bankruptcy Court.

12.3        Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.

Any statutory committees appointed in the Reorganization Cases shall dissolve on the Effective Date.  Provided that all such fees and expenses payable as of the Effective Date have been paid in full, the Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date by the Administrative Agent’s Professionals, the Ad Hoc Noteholder Group’s Professionals, and the professionals retained by any statutory committees, unless such fees and expenses are payable under the terms of the Amended and Restated Credit Agreement or the Second Lien Credit Agreement.

12.4        Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.5        Determination of Tax Filings and Taxes.

(a)           For all taxable periods ending on or prior to, or including, the Effective Date, Panolam shall prepare and file (or cause to be prepared and filed) on behalf of the Panolam Group, all group tax returns, reports, certificates, forms or similar statements or documents (collectively, “Group Tax Returns”) required to be filed or that Panolam otherwise deems appropriate, including the filing of amended Group Tax Returns or requests for refunds.  If requested by Panolam, Holdings shall promptly execute or cause to be executed and filed any Group Tax Returns of the Panolam Group submitted by Panolam to Holdings for execution or filing.  Neither Holdings nor Holdings II shall file or amend any Group Tax Return for any taxable periods (or portions thereof) described in the preceding sentence without Panolam’s written consent.

(b)           Holdings, Holdings II, and Panolam shall cooperate fully with each other regarding the implementation of this Section 12.5 of the Plan (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to taxes governed by this Section 12.5 until the expiration of the applicable statute of limitations or extension thereof or at the conclusion of all audits, appeals or litigation with respect to such taxes.  Without limiting the generality of the foregoing, Holdings shall execute on or prior to the Effective Date a power of attorney authorizing Panolam to correspond, sign, collect, negotiate, settle and administer tax payments and Group Tax Returns for the taxable periods described in Section 12.5(a).

(c)           The Reorganized Debtors shall have the right to request an expedited determination of their tax liability, if any, under section 505(b) of the Bankruptcy Code with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

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(d)           If Holdings or Holdings II receives written notice from a taxing authority of any pending examination, claim, settlement, proposed adjustment or related matters with respect to taxes that could affect any other member of the Panolam Group (by operation of law or by reason of this Agreement), it shall so notify Panolam in writing within ten (10) business days thereafter.  Panolam shall have the sole right, at its expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes of the Panolam Group.  With respect to any such proceeding and with respect to the preparation and filing of any Group Tax Returns of the Panolam Group, Panolam may act in its own self-interest and in the interest of its subsidiaries and affiliates, without regard to any adverse consequences to Holdings or Holdings II.

(e)           If Holdings or Holdings II is dissolved or merged out of existence in a manner that terminates the Panolam Group for applicable tax purposes, Holdings or Holdings II (as applicable) shall designate Panolam as the “substitute agent” (within the meaning of Treasury Regulation Section 1.1502-77) for the Panolam Group in accordance with Treasury Regulation Section 1.1502-77 and Rev. Proc. 2002-43, 2002-28 I.R.B. 99 (July 15, 2002), in either case, as amended or supplemented, and any comparable provision under state and local law, with respect to all taxable periods ending on or before, or including, the Effective Date.

(f)            Panolam shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the Panolam Group, including for any taxable period ending on or prior to, or including, the Effective Date.  Within five (5) business days after receipt of any such refunds or credits, Holdings or Holdings II (as applicable) shall notify Panolam thereof and shall transfer any refunds to Panolam by wire transfer or otherwise in accordance with written instructions provided by Panolam.  Any such tax refunds and credits for fiscal year 2008, in addition to tax refunds and credits of Panolam Industries Ltd. for the same period that are received prior to the Effective Date shall be subject to the distribution of Excess Cash pursuant to Sections 4.2(b) and 4.3(b).

12.6        Amendments.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors (with the prior written consent of the Required Consenting Holders and so long as such alteration, amendment or modification is on identical economic terms, and otherwise in all material respects on the terms, as set forth in the Plan Term Sheet) at any time prior to or after the Confirmation Date, but prior to the Effective Date.  Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification complies with the requirements of this Section 12.6 and does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims who were deemed to accept the Plan because such Claims were unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

12.7        Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

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12.8        Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void.  In such event, nothing contained herein shall constitute or be deemed to be a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in further proceedings involving the Debtors.

12.9        Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the prior written consent of the Administrative Agent and the Required Consenting Holders), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.10      Schedules and Exhibits Incorporated.

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein.

12.11      Solicitation of the Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtors, the members of the Ad Hoc Noteholder Group, the Administrative Agent, the Senior Lenders, the Indenture Trustee, and holders of Allowed Senior Subordinated Notes Claims, and each of their respective directors, officers, employees, Affiliates, agents, members, managers, partners, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

12.12      Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

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12.13      Compliance with Tax Requirements.

In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, any Person issuing any instruments or making any distribution under the Plan, including any Person described in Sections 5.3 and 5.4 hereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any Person issuing any instruments or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or distributing Person for payment of any such tax obligations.

12.14      Conflict between Plan and, Disclosure Statement, Plan Documents, Plan Term Sheet and Restructuring Support Agreement

(a)           In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Disclosure Statement, the terms and provisions of the Plan shall control and govern.

(b)           In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Plan Documents, the terms and provisions of the relevant Plan Document, as applicable, shall control and govern.

(c)           In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Plan Term Sheet and Restructuring Support Agreement, the terms and provisions of the Plan shall control and govern.

12.15      Notices.

All notices, requests, and demands to or upon the Debtors, Senior Lenders, Administrative Agent, Apollo or Eaton Vance to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)           if to the Debtors, to:

20 Progress Drive
Shelton, Connecticut 06484
Attn:  Jeff Muller, Counsel
Telephone:  (203) 925-1556
Facsimile:  (203) 225-0051

jeffrey_muller@panolam.com

with copies to:

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Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York  10153

Attn:  Gary T. Holtzer, Esq.

Telephone:  (212) 310-8000

Facsimile:  (212) 310-8007

gary.holtzer@weil.com

- and –

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attn:  Stephen A. Youngman, Esq.

Telephone:  (214) 746-7700

Facsimile:  (214) 746-7777

stephen.youngman@weil.com

(b)           if to the Administrative Agent, to:

Credit Suisse

Eleven Madison Avenue, 5th Floor

New York, New York  10010
Attn:  Didier Siffer, Managing Director —  Global Recovery Management

Telephone:  (212) 325-7418

Facsimile:  (917) 326-8363

didier.siffer@credit-suisse.com

with a copy to:

Sidley Austin LLP
555 West 5th Street
Los Angeles, California 90013
Attn:  Jennifer C. Hagle, Esq.
Telephone: (213) 896-6000
Facsimile:  (213) 896-6600

jhagle@sidley.com

(c)           if to Apollo and Eaton Vance, to:

Apollo Capital Management

9 West 57th Street, 14th Floor

New York, New York  10019

Attn.: Jason Perri

Facsimile:  (646) 417-6615

jperri@apollocapital.com

Eaton Vance Management

225 State Street

Boston, Massachusetts  02109

Attn: Tom Huggins

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Facsimile:  (617) 482-2178

thuggins@eatonvance.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York  10036

Attn.: Lisa Beckerman, Esq.

Telephone:  (212) 872-8012

Facsimile:  (212) 872-1002

lbeckerman@akingump.com

[Remainder of Page Intentionally Left Blank]

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Dated:    November 4, 2009

Respectfully submitted,

Panolam Holdings Co.

Panolam Holdings II Co.

Panolam Industries International, Inc.

Panolam Industries, Inc.,

Pioneer Plastics Corporation

Nevamar Holdings Corp.

Nevamar Holdco, LLC

Nevamar Company, LLC

By:	/s/ Robert J. Muller, Jr.
Robert J. Muller, Jr.
Chairman, President and Chief Executive Officer

EXHIBITS AND SCHEDULES
TO THE DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE OF PANOLAM HOLDINGS CO.,
PANOLAM HOLDINGS II CO., PANOLAM INDUSTRIES INTERNATIONAL, INC.,
PANOLAM INDUSTRIES, INC., PIONEER PLASTICS CORPORATION, NEVAMAR
HOLDINGS CORP., NEVAMAR HOLDCO, LLC, AND NEVAMAR COMPANY, LLC

Exhibit A

Plan Term Sheet

Exhibit B

New Intercreditor Agreement Term Sheet

Exhibit C

Restructuring Support Agreement

Exhibit D

Amended and Restated Term Notes Distribution Analysis

Exhibit B

Notice of Entry of the Order

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

--------------------------------------------------------------------	x
:
In re	:	Chapter 11
:
PANOLAM HOLDINGS CO., et al.,(1)	:	Case No. 09-13889 (MFW)
:
Debtors.	:	Jointly Administered
:
---------------------------------------------------------------------x

NOTICE OF (A) ENTRY OF ORDER (i) APPROVING THE
DEBTORS’ (a) DISCLOSURE STATEMENT PURSUANT TO
SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE,
(b) SOLICITATION OF VOTES AND VOTING PROCEDURES, AND
(c) FORMS OF BALLOTS, AND (ii) CONFIRMING THE DEBTORS’ JOINT

PREPACKAGED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE
BANKRUPTCY CODE, AND (B) OCCURRENCE OF EFFECTIVE DATE

TO CREDITORS, EQUITY INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that an order (the “Order”) of the Honorable Mary F. Walrath, United States Bankruptcy Judge, approving the disclosure statement, solicitation of votes and voting procedures, and forms of ballots, and confirming the Debtors’ Joint Prepackaged Plan of Reorganization of Panolam Holdings Co., et al., dated as of November 4, 2009 (as amended and supplemented, the “Prepackaged Plan”), of Panolam Holdings, Inc. (“Panolam Holdings Co.”) and its affiliated debtors in the above-referenced chapter 11 cases, as debtors and debtors in possession (collectively, the “Debtors”), was entered by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on December     , 2009.  Unless otherwise defined in this notice, capitalized terms used herein shall have the meanings ascribed to them in the Prepackaged Plan and the Order.

PLEASE TAKE FURTHER NOTICE that the Order is available for inspection during regular business hours in the office of the Clerk of the Bankruptcy Court, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801.  The Order is also available on the internet site of the Debtors’ noticing agent, Epiq Bankruptcy Solutions LLC, at chapter11.epiqsystems.com/panolam or by accessing the Bankruptcy Court’s website

(1) THE DEBTORS IN THESE CHAPTER 11 CASES, ALONG WITH THE LAST FOUR (4) DIGITS OF EACH DEBTOR’S FEDERAL TAX IDENTIFICATION NUMBER, ARE: PANOLAM HOLDINGS CO. (7793), PANOLAM HOLDINGS II CO. (3549), PANOLAM INDUSTRIES INTERNATIONAL, INC. (4043), PANOLAM INDUSTRIES, INC. (4858), PIONEER PLASTICS CORPORATION (9837), NEVAMAR HOLDING CORP. (1225), NEVAMAR HOLDCO, LLC (5742), AND NEVAMAR COMPANY, LLC (9482).  PANOLAM HOLDINGS IS THE DIRECT OR INDIRECT PARENT OF EACH OF ITS AFFILIATED DEBTORS AND A NON-DEBTOR INTERNATIONAL AFFILIATE LOCATED IN CANADA AND ITS, AND THE OTHER DEBTORS’, PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 20 PROGRESS DRIVE, SHELTON, CONNECTICUT 06484.

www.deb.uscourts.gov.  Please note that a PACER password and login are required to access documents on the Bankruptcy Court’s website.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Prepackaged Plan occurred on December   , 2009.

PLEASE TAKE FURTHER NOTICE that the Prepackaged Plan and the provisions thereof are binding on the Debtors, the Reorganized Debtors, any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Prepackaged Plan and whether or not such holder or entity voted to accept the Prepackaged Plan.

Dated:    Wilmington, Delaware

December    , 2009

Mark D. Collins (No. 2981)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

– and –

Gary T. Holtzer
Stephen A. Youngman
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors
and Debtors in Possession

2